Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
Dated as of March 7, 2007
among
SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.
SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.
SUMMIT SUBORDINATED DEBT FUND III-A, L.P.
SUMMIT SUBORDINATED DEBT FUND III-B, L.P.
SUMMIT INVESTORS VI, L.P.
LOS ACQUISITION CO.
THE SIGNING STOCKHOLDERS
and
LIFE OF THE SOUTH CORPORATION

(continued)

(continued)

(continued)

[Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The exhibits and schedules will be provided to the SEC upon request.]
Exhibits
Exhibit A-1 — Form of Certificate of Incorporation
Exhibit A-2 — List of Directors
Exhibit B — Escrow Agreement
Exhibit C — Signing Stockholders Information
Exhibit D — The Loan and Line of Credit Agreement between Columbus Bank and Trust Company and the Company amendment terms
[Schedules

Schedule 1.1(a)	Payments Excluded From Company Transaction Expenses
Schedule 1.1(b)	Rollover Shares
Schedule 4.5	Signing Stockholder Litigation
Schedule 4.6	Signing Shareholders’ Financial Advisors
Schedule 5.3	Conflicts, Consent
Schedule 5.4(a)	Company Stock and Company Preferred Stock Ownership
Schedule 5.4(b)	Option and Repurchase Obligations, Stock Appreciation Rights
Schedule 5.5	Subsidiaries and Ownership of Other Entities
Schedule 5.7(e)	Company and Subsidiary Reserves
Schedule 5.8	Other Undisclosed Liabilities
Schedule 5.9	Absence of Certain Developments
Schedule 5.10	Taxes, Tax Returns and Jurisdictions
Schedule 5.11(a)	Ownership Interests in Real Property
Schedule 5.12(b)	Personal Property Leases
Schedule 5.13(a)	Company Marks
Schedule 5.13(b)	Intellectual Property Subject to Liens and Obligations, or to Which the Company and the Subsidiaries Do Not Have Valid Rights
Schedule 5.13(c)	Intellectual Property Litigation and Potential Liability
Schedule 5.13(d)	Intellectual Property Licenses
Schedule 5.14(a)	Material Contracts
Schedule 5.14(b)	Material Contracts Not Continuing in Full Force and Effect
Schedule 5.15(a)	Employee Benefit, Bonus and Incentive Plans
Schedule 5.15(f)	Options Subject to Section 409A of the Code
Schedule 5.15(g)	Additional Tax Payments to Former Directors, Officers, Employees, Contractors and Consultants
Schedule 5.15(k)	Post-Termination Life Insurance and Health Benefit Obligations of the Company
Schedule 5.15(l)	Payments to Former Directors, Officers, Employees, Contractors and Consultants Occasioned by the Execution of the Agreement
Schedule 5.16	Employment Claims and Actions Against the Company
Schedule 5.17	Company Litigation
Schedule 5.18(b)	Jurisdictions and Licenses
Schedule 5.18(c)	Company Permits
Schedule 5.19	Environmental Matters
Schedule 5.20	Insurance Policies and Fidelity Bonds
Schedule 5.21	Insurance Matters
Schedule 5.23	Related Party Transactions
Schedule 5.24	Customers and Suppliers
Schedule 5.25	Banks and Powers of Attorney
Schedule 5.27	Financial Advisors
Schedule 5.28	Reinsurance or Retrocessions
Schedule 5.29	Regulatory Filings
Schedule 5.30	Dividend or Distribution Restrictions
Schedule 7.2(b)(i)	Special Dividend
Schedule 7.8(a)	Exceptions to Non-Competition
Schedule 7.12	Related-Party Transactions with Non-Management Affiliates
Schedule 7.18(a)	Employment Matters
Schedule 7.18(b)	Deferred Compensation Payments
Schedule 8.2(f)	Consents Obtained]

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2007 (this “Agreement”), is among the Persons lists as “Owners” on the signature pages hereto (collectively the “Owners”), LOS Acquisition Co., a Georgia corporation (“ACQUIRER”), LIFE OF THE SOUTH CORPORATION, a Georgia corporation (the “Company”), the stockholders of the Company listed on the signature pages hereof under the heading “Signing Stockholders” (collectively, the “Signing Stockholders”) and N.G. Houston, III as the Stockholder Representative. Certain terms used in this Agreement are defined in Section 1.1.
          WHEREAS, the respective Boards of Directors of the Company and Acquirer have approved and declared advisable, and have approved this Agreement and the merger of Acquirer with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;
          WHEREAS, the Signing Stockholders as of the date hereof own beneficially and of record approximately 85% of the outstanding Company Common Stock, on a fully diluted basis (including shares convertible into Company Common Stock), as shown on Exhibit C hereto;
          WHEREAS, the Company, the holders of the Rollover Shares (as defined herein) and the Owners have entered into a Stockholders Agreement; and
          WHEREAS, Kenneth Ned Hamil, W. Dale Bullard, Richard Kahlbaugh and Robert S. Fullington have entered into Executive Employment and Non-Competition Agreements, which agreements shall become effective as of the Closing (as defined below);
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Owners, Acquirer, the Signing Stockholders and the Company hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          “Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.
          “Agency” means Life of the South Agency, a Georgia corporation.
          “Annuity Contract” means any annuity contract, funding agreement, guaranteed investment contract or similar contract, including endorsements, riders and amendments thereto, and forms with respect thereto.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
          “Class A Common Stock” means the Class A Common Stock, $0.01 per share, of the Surviving Corporation.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company Intellectual Property” means all Intellectual Property owned, used or held for use as of the date hereof in connection with the business or operation of the Company or any of the Subsidiaries.
          “Company Transaction Expenses” means the aggregate amount of all out-of-pocket fees and expenses incurred by or on behalf of, or paid or to be paid by, the Owners, the Company or any of the Subsidiaries for actions taken at or prior to the Closing in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) any fees associated with filings required by the HSR Act and (B) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company or any of the Subsidiaries, (C) any fees or expenses associated with obtaining the release and termination of any Liens; (D) all brokers’ or finders’ fees; (E) fees and expenses related to obtaining the financing for the Transaction; (F) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, and (G) all sale, “stay-around,” retention, severance or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby (but not including payments of deferred compensation included on Schedule 1.1(a)).
          “Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
          “Environmental Costs and Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (including punitive damages and consequential damages) costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order or agreement with any Governmental Body or other Person, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials.
          “Environmental Law” means any Law, as now or hereafter in effect, in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
          “Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company and the Subsidiaries.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Escrow Agent” means a bank or financial institution reasonably acceptable to the Owners and the Stockholder Representative who shall become party to the Escrow Agreement as escrow agent thereunder.
          “Escrow Agreement” means the Escrow Agreement between the Owners, the Acquirer, the Stockholder Representative and the Escrow Agent substantially in the form of Exhibit B attached hereto.
          “Excluded Indebtedness” means indebtedness of the Company or any of its subsidiaries in respect of (i) the revolving line of credit with Columbus Bank and Trust Corporation to the extent of the $7.4 million drawn down to finance the acquisition of Triangle Life Insurance Company and American Guaranty Insurance Company and (ii) $1,011,111 of guaranteed investment contracts related to the Synovus Guaranteed Investment Contract.
          “GAAP” means generally accepted accounting principles in the United States as of the date hereof.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as

“hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold and urea formaldehyde insulation.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) the liquidation value, accrued and unpaid dividends; prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person). With regards to the Company, Indebtedness shall also include the liquidation preference amount for each of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
          “Insurance Company” shall mean Life of the South Insurance Company, Insurance Company of the South, Lyndon Southern Insurance Company, LOTS Reassurance Company, CRC Reassurance Company, Bankers Life of Louisiana, Southern Financial Life Insurance Company, Triangle Life Insurance Company and American Guaranty Insurance Company.
          “Intellectual Property” means any rights available (including with respect to Technology) under patent, copyright, trade secret or trademark law or any other similar statutory provision or common law doctrine in the United States or anywhere else, and also domain names.
          “IRS” means the U.S. Internal Revenue Service.
          “Knowledge” means, with respect to any Person that is not an individual, the knowledge after due inquiry of such Person’s executive officers or, in the case of an individual, knowledge after due inquiry. References herein to the Knowledge of the Company shall mean the Knowledge of the following persons: N.G. Houston III, Kenneth Ned Hamil, Richard S. Kahlbaugh, David Hardegree, W. Dale Bullard.
          “Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.
          “Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).
          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any Stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.
          “Life Insurance Contract” means any life insurance contract, and any endorsements, riders, amendments and forms with respect thereto.
          “Material Adverse Effect” means a material adverse effect on the historical, near-term or long-term business, assets, properties, results of operations, or financial condition of the Company and the Subsidiaries taken as a whole, provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect on or with respect to the Company: (i) actions or omissions of the Company or any of its subsidiaries taken with the prior written consent or knowledge of the Owners or Acquirer, (ii) any effect to the extent (A) resulting from changes affecting the United States economy in general or (B) generally affecting the industries in which the Company operates, except, in the case of this clause (ii)(B), if the impact on the Company’s business is materially disproportionate to the impact on the business of other entities operating in such industries, (iii) any effect to the extent resulting from changes affecting general worldwide economic or capital market conditions or (iv) any effect to the extent resulting from the announcement or pendency of the Merger or the transactions contemplated thereby.
          “Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice.

          “Per Share Escrow Amount” means a portion of the Per Share Price equal to $9 million divided by the number of Selling Stockholder Shares.
          “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
          “Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances and other similar matters of record affecting title to Company Property which do not materially impair the occupancy or use of the Company Property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered; and (iv) zoning, entitlement, building and other land use and environmental regulations by any Governmental Body having jurisdiction over Company Property which are not violated by the current use and operation of the Company Property; and Liens incurred in the ordinary course of business in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance or social security obligations and similar statutory requirements.
          “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Plantation” means the plantation facility located in Berrien County, Georgia, consisting of 1,277.15 acres, more or less, and a lodge, together with other improvements located thereon sold by Life of the South Plantations, Inc. to Houston Plantation LLC pursuant to an Asset Purchase Agreement dated November 28, 2006.
          “Producer Debentures” means the debentures existing as of Closing between the Company and its producers, together with any renewals, extensions or replacements thereof contemplated by Section 9.7(b)(ii).
          “Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.
          “Remedial Action” means all actions including any capital expenditures undertaken to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) to correct a condition of noncompliance with Environmental Laws.

          “Rollover Shares” means that number of shares of Company Common Stock listed on Schedule 1.1(b) owned by the Persons listed on Schedule 1.1(b), which stock shall remain outstanding following the Effective Time and not be converted into the right to receive the Merger Consideration as provided in Article III.
          “SAP” shall mean statutory accounting principles prescribed or permitted by the applicable insurance regulatory authority.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Selling Stockholders” means the shareholders of the Company owning Company Common Stock immediately prior to the Effective Time.
          “Selling Stockholder Expenses” means the aggregate amount of all out-of-pocket fees and expenses incurred by or on behalf of, or paid or to be paid by, the Signing Stockholders, the Company or any of the Subsidiaries for actions taken at or prior to the Closing in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (A) the fees and expenses of Cochran Caronia and Waller LLC, the Company’s financial advisor, and the fees and expenses of Bennett, Davidson & Associates, special advisor to the Company; (B) the fees and expenses of Kilpatrick Stockton LLP, the Company’s legal advisor; (C) any prepayment fees payable as a result of the Closing in connection with the Fixed/Floating Rate Senior Debenture due 2035 issued under that certain Indenture dated as of February 15, 2005, between Life of the South Corporation and JPMorgan Chase Bank, N.A., as Trustee; (D) any prepayment fees or premiums payable as a result of the Closing in connection with redemption of any Company Preferred Stock, (E) bonus payments to Company executive officers pursuant to change of control agreements and deferred compensation obligations not scheduled on Schedule 1.1(a) and (F) $200,000 of Company Transaction Expenses not included within clauses (A) — (E) above.
          “Series A Preferred Stock” means the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock.
          “Series B Preferred Stock” means the Company’s Floating Rate Series B Cumulative Redeemable Preferred Stock.
          “Series C Preferred Stock” means the Company’s 8.25% Series C Cumulative Redeemable Preferred Stock.
          “Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including user manuals and other training documentation related to any of the foregoing.
          “Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the

Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
          “Surviving Corporation’s Common Stock” means the Common Stock, par value $0.33 1/3 per share, of the Surviving Corporation.
          “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges imposed by a Governmental Body of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.
          “Taxing Authority” means the IRS an any other Governmental Body responsible for the administration of any Tax.
          “Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries, or any of their Affiliates.
          “Technology” means, collectively, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, Software, tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.
          “Transaction Documents” means this Agreement and such other agreements contemplated hereby, as modified or amended from time to time.
          “Transaction Indebtedness” means all Indebtedness of the Company and its subsidiaries, determined on a consolidated basis, as of the Closing, other than Excluded Indebtedness.
          “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
          1.2 Terms Defined Elsewhere in this Agreement. For purposes of this

Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquirer	Recitals
Acquisition Transaction	7.7
Agreement	Recitals
Antitrust Division	7.4(a)
Antitrust Laws	7.4(b)
Balance Sheet	5.7(a)
Balance Sheet Date	5.7(a)
Basket	9.4(a)
Cap	9.4(b)
Certificate	3.1(c)
Certificate of Merger	2.3
Closing	2.2
Closing Date	2.2
Company	Recitals
Company Common Stock	3.1
Company Documents	5.2(a)
Company Licenses	5.13(d)
Company Marks	7.10
Company Permits	5.18(c)
Company Plans	5.15(a)
Company Preferred Stock	5.4
Company Property	5.11(a)
Company Properties	5.11(a)
Company Stockholder Approval	5.2(b)
Confidential Information	7.1
Confidentiality Agreement	7.1
Corporate Statutes	2.1
Debenture Cap	9.7(a)
Dissenting Shares	3.1(d)
Dissenting Stockholders	3.1(d)
DGCL	2.1
Escrow Amount	3.2(b)(ii)
Effective Time	2.3
ELA Accounts	5.10(o)
ERISA Affiliate	5.15(a)
Financial Statements	5.7(a)
Financing Condition	6.5
Financing	6.5
Financing Commitments	6.5
FTC	7.4(a)
GCC	2.1
HSR	5.3(b)
Indemnity Escrow Account	9.5

Term	Section

Indemnity Escrow Amount	3.2(b)(i)
Insurance Regulatory Approvals	5.3(b)
Losses	9.2(a)
Material Contracts	5.14(a)
Merger	Recitals
Merger Consideration	3.1(c)
Options	3.4(iii)
Owned Property	5.11(a)
Owned Properties	5.11(a)
Owner Indemnified Parties	9.2(a)
Owners	Recitals
Paying Agent	3.4
Per Share Price	3.1(c)
Personal Property Leases	5.12(b)
Purchase Price	2.2
Real Property Lease	5.11(a)
Reinsurance Agreements	5.28
Related Persons	5.23
Representatives	7.7
Restricted Business	7.8(a)
Selling Stockholder Shares	3.1(c)
Signing Stockholders	Recitals
Signing Stockholder Documents	4.2
Signing Stockholder Indemnified Parties	9.2(b)
Statutory Statements	5.7(c)
Stockholder Representative	11.2(a)
Straddle Period	9.6(c)
Survival Period	9.1
Surviving Corporation	2.1
Tax Claim	9.6(d)(i)
Termination Date	10.1(a)
Third Party Claim	9.3(b)
Total Cash Merger Consideration	3.1(c)
Unresolved Claims	9.5
          1.3 Other Definitional and Interpretive Matters.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding

Business Day.
          Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.
          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          (b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
THE MERGER
          2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code (the “GCC” or the “Corporate Statutes”), at the Effective Time, Acquirer shall be merged with and into the Company, and the separate corporate existence of Acquirer shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
          2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Jacksonville, Florida time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 100 Federal Street, Boston, Massachusetts 02110, unless another time, date or place is agreed to in writing by the parties hereto.
          2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Georgia a certificate of merger, executed in accordance with the relevant provisions of the Corporate Statutes (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
          2.4 Effects of the Merger. The Merger shall have the effects set forth in the Corporate Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquirer shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquirer shall become the debts, liabilities and duties of the Surviving Corporation.
          2.5 Certificate of Incorporation and By-laws of the Surviving Corporation.
          (a) The articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
          (b) The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.
          2.6 Directors and Officers of the Surviving Corporation.
          (a) Each of the parties hereto shall take all necessary action to cause the directors listed on Exhibit A-2 hereto to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.
          (b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.
ARTICLE III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
          3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.33 1/3 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Acquirer:
          (a) Capital Stock of Acquirer. All of the issued and outstanding shares of common stock of Acquirer shall be converted into and become an aggregate of 2,522,599 validly issued, fully paid and nonassessable shares of the Class A Common Stock of the Surviving Corporation owned by the Owners ratably in accordance with the number of shares of common stock of Acquirer owned by them immediately prior to the Effective Time. From and after the Effective Time, all certificates representing the common stock of Acquirer shall be deemed for all purposes to represent the number of shares of the Class A Common Stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence
          (b) Cancellation of Treasury Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than Rollover Shares and shares to be canceled in accordance with Section 3.1(b) and Dissenting Shares) shall be converted into the right to receive the Per Share Price in cash to be paid to the holder of such Company Common Stock at the Closing, without interest (such aggregate amount referred to as the “Merger Consideration”). The shares of Company Common Stock to be converted into the right to receive the Per Share Price are referred to as the “Selling Stockholder Shares”). As of the Effective Time, all such shares of Company Common Stock (other than Rollover Shares) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefore upon surrender of such Certificate in accordance with Section 3.2(b), without interest. The term “Per Share Price” means (i) an amount equal to $100 million minus an amount equal to $100 million multiplied by the percentage of outstanding shares of Company Common Stock on a fully diluted basis represented by the Rollover Shares and the Options outstanding immediately prior to the Effective Time (other than the Options referred to at Section 3.4(a)(i)) minus Selling Stockholder Expenses determined on and after giving effect to the Closing divided by (ii) the aggregate number of issued and outstanding shares of Company Common Stock outstanding immediately prior to the Effective Time minus the aggregate number of Rollover Shares plus the aggregate number of shares underlying the Options referred to at Section 3.4(a)(i). A portion of the Per Share Price, equal to the Per Share Escrow Amount, shall be deposited with Escrow Agent as set forth in this Article III.
          (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of

Sections 14-2-1325 and 14-2-1327 of the GCC (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 13 of the GCC (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Sections 14-2-1302 of the GCC), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the GCC. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 3.1(c), without any interest thereon. The Company shall give the Owners (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the GCC and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the GCC. The Company shall not, except with the prior written consent of the Owners, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment not required by the GCC. Any portion of the Merger Consideration made available to the Company pursuant to Section 3.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to the Owners upon demand.
          (e) Preferred Stock and Rollover Shares.
     (i) Each issued and outstanding share of Series A Preferred Stock outstanding at the Effective Time shall remain outstanding after the Effective Time (subject to rights of redemption following the Closing).
     (ii) Each issued and outstanding share of Series B Preferred Stock outstanding at the Effective Time shall remain outstanding after the Effective Time (subject to rights of redemption following the Closing).
     (iii) Each issued and outstanding share of Series C Preferred Stock outstanding at the Effective Time shall remain outstanding after the Effective Time (subject to rights of redemption following the Closing).
     (iv) Each Rollover Share outstanding at the Effective Time shall remain outstanding as a share of the Surviving Corporation’s Common Stock after the Effective Time.
          3.2 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, the Owners shall designate a bank or trust company to act as agent for the holders of the Company Common Stock in connection with the Merger (the “Paying Agent’) to receive, for the benefit of the holders of the Company Common Stock, the aggregate Merger Consideration to which the holders of the Company Common Stock shall become entitled pursuant to Section 3.1(c). Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by the Company. Any net profits resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Owners or as Owners otherwise direct.
          (b) Closing Payments. At the Closing, Acquirer will deliver, in the aggregate, cash by wire transfer of immediately available federal funds as follows:
     (i) to the Escrow Agent, an aggregate amount of Per Share Escrow Amount equal to Nine Million Dollars ($9,000,000) (together with any earnings thereon, the “Escrow Amount”) for deposit pursuant to Section 9.5 hereof;
     (ii) to the bank account designated in writing by the Paying Agent (such bank account to be designated not fewer than two Business Days prior to the scheduled Closing Date) an amount to the Paying Agent equal to (i) the aggregate Merger Consideration minus (ii) the Escrow Amount.
          (c) Payment Procedures. Not more than 5 days after the Effective Time, the Company shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as the Owners may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Share Price. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Surviving Corporation), the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Price, without interest (less the Per Share Escrow Amount, which shall be deposited with the Escrow Agent pursuant to Section 3.2(b)(i)), for the Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Per Share Price is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Price as contemplated by this Article III, without interest.
          (d) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable law. Subject to the last sentence of Section 3.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.
          (e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Owners may direct, as indemnity against any claim that may be made against them with respect to such Certificate, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article III.
          (f) Termination of Fund. At any time following 180 days after the Closing Date, the Paying Agent shall be entitled to deliver to the Surviving Corporation any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Owners, free and clear of all claims or interest of any Person previously entitled thereto.
          (g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, nor the Surviving Corporation, shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (h) Withholding Taxes. The Owners, Acquirer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

          3.3 Adjustments. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
          3.4 Company Stock Options.
          (a) Before the Closing, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
     (i) Cash out all of the outstanding Options held at that time by N.G. Houston III, Robert H. Hudson, Gary M. Simmons and Marcella Hughes and 5,000 outstanding Options held at that time by William Chastain Wardlaw under the Life of the South Corporation Key Employees Stock Option Plan (1995); and
     (ii) confirm the full vesting of all outstanding Options (as of immediately prior to the Effective Time) upon the consummation of the Merger; and
     (iii) cause all outstanding options to purchase shares of Company Common Stock granted under the Life of the South Corporation Key Employees Stock Option Plan (1995) and the Life of the South Corporation 2005 Equity Incentive Plan (collectively, the “Company Stock Plans”) (“Options”), other than the Options referred to at clause (i) above, to remain outstanding and represent an option to acquire, on the same terms and conditions as were applicable under the applicable Option, the number of shares of the Surviving Corporation’s Common Stock equal to the number of shares of Company Common Stock covered by such Option immediately prior to the Effective Time; and
     (iv) make such other changes to the Company Stock Plans as the Owners and the Company may agree are appropriate to give effect to the Merger.
          (b) The adjustments provided herein with respect to any Options (i) that are “incentive stock options” as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code, and (ii) will be and are intended to be effected in a manner consistent with Section 409A of the Code.
          (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, the Surviving Corporation shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Options outstanding at the Effective Time (adjusted pursuant to Section 3.4(a)), shall be obligations of the Surviving Corporation following the Effective Time.
          (d) As soon as practicable after the Effective Time, Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and the agreements, if any, evidencing the grants of such Options after giving effect to the Merger and the adjustments required by this Section 3.4.
          (e) Except as otherwise contemplated by this Section 3.4 and except to the extent required under the respective terms of the Options, all restrictions or limitations on transfer and vesting with respect to Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its Subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Options after giving effect to the Merger and the assumption by the Surviving Corporation as set forth above.
          (f) Other than with respect to those Options referred to in Section 3.4(a)(i) above, any Company Common Stock that is issued as a result of the exercise of any Option from the date hereof to the Effective Time shall be considered Rollover Shares and Schedule 1.1(b) will be amended without further action of the parties hereto to reflect the inclusion of such additional Rollover Shares.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE SIGNING STOCKHOLDERS
          Each Signing Stockholder, severally and not jointly, hereby represents and warrants to the Owners that:
          4.1 Organization and Good Standing If such Signing Stockholder is a corporation, such Signing Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. If such Signing Stockholder is a corporation, such Signing Stockholder is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.
          4.2 Authorization of Agreement. Such Signing Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Signing Stockholder in connection with the consummation of the transactions contemplated by this Agreement (the “Signing Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Signing Stockholder Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Signing Stockholder. This Agreement has been, and each of the Signing Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Signing Stockholder and (assuming due authorization, execution and delivery by the Owners) this Agreement constitutes, and each of the Signing Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Signing Stockholder, enforceable against such Signing Stockholder in accordance with its terms.
          4.3 Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by such Signing Stockholder of this Agreement or the Signing Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Signing Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Signing Stockholder, if applicable; (ii) any Contract, or Permit to which any Signing Stockholder is a party or by which any of the properties or assets of such Signing Stockholder are bound; (iii) any Order of any Governmental Body applicable to such Signing Stockholder or by which any of the properties or assets of such Signing Stockholder are bound; or (iv) any applicable Law.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Signing Stockholder in connection with the execution and delivery of this Agreement, the Signing Stockholder Documents, the compliance by such Signing Stockholder with any of the provisions hereof, or the consummation of the transactions contemplated hereby.
          4.4 Ownership and Transfer of Shares. Such Signing Stockholder is the record and beneficial owner of the Company Common Stock indicated as being owned by such Signing Stockholder on Exhibit C, free and clear of any and all Liens except for Liens shown on Exhibit C which will be released at or prior to Closing.
          4.5 Litigation. Except as set forth in Schedule 4.5, there is no Legal Proceeding pending or, to the Knowledge of such Signing Stockholder, threatened against such Signing Stockholder or to which such Signing Stockholder is otherwise a party relating to this Agreement, the Signing Stockholder Documents or the transactions contemplated hereby or thereby.
          4.6 Financial Advisors. Except as set forth on Schedule 4.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Signing Stockholder in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.
          4.7 Taxes. No Signing Stockholder is a foreign person within the meaning of Section 1445 of the Code.
ARTICLE V
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

          The Company hereby represents and warrants to the Owners that:
          5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.
          5.2 Authorization of Agreement.
          (a) The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement and approval of the Merger, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Owners and the Acquirer) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
          (b) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of the Company Common Stock at a meeting of the Company’s Stockholders or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement.
          5.3 Conflicts; Consents of Third Parties.
          (a) None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company or any Subsidiary under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company or any Subsidiary; (ii) any material Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; (iii) any Order applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary; or (iv) any applicable Law, in each case other than as set forth on Schedule 5.3.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or any Subsidiary, except for (A) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), (B) for Permits and filings required by the applicable insurance regulatory authorities as set forth on Schedule 5.3 hereto (“Insurance Regulatory Approvals”), (C) filings of the preacquisition statements required by applicable state insurance holding company system laws indicated on Schedule 6.3 hereto and (D) acquisition of control filing in all jurisdictions indicated on Schedule 6.3 hereto.
          5.4 Capitalization.
          (a) The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock and 20,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”). As of the date hereof, (i) there are 3,840,488 shares of Company Common Stock issued and outstanding and 36,464 shares of Company Common Stock are held by the Company as treasury stock, (ii) there are 7,890 shares of Series A Preferred Stock issued and outstanding, (iii) there are 2,450 shares of Series B Preferred Stock issued and outstanding and (iv) there are 1,400 shares of Series C Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or the Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. All of the outstanding shares of Company Common Stock and Company Preferred Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 5.4(a).
          (b) Schedule 5.4(b) sets forth the holders of Options and the respective number of shares of Company Common Stock subject to each outstanding Option, and the applicable exercise price, expiration date and vesting date. Except for Options described in Schedule 5.4(b), there is no existing option, warrant, call, right or Contract to which any Signing Stockholder or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth in Schedule 5.4(b), there are no obligations, contingent or otherwise, of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock or other equity interests of any Subsidiary. Except as set forth on Schedule 5.4(b), there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of the Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company of the Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Subsidiary or any Signing Stockholder is a party or is bound with respect to the ownership, transfer, voting or consent of any shares of Common Stock or the equity interests of any Subsidiary.
          5.5 Subsidiaries. Schedule 5.5 sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Company or any of the Subsidiaries are owned by them free and clear of any and all Liens, except as set forth in Schedule 5.5. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary. Except for equity securities acquired and held as part of its investment portfolio in the ordinary course of business consistent with past practice, the Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries. Except as set forth on Schedule 5.5, the Company does not own any capital stock or equity securities of any Person (other than capital stock of the Subsidiaries) that is an Affiliate of any officer or director of the Company. Except as set forth on Schedule 5.5, there are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

          5.6 Corporate Records.
          (a) The Company has delivered to the Owners true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each of the Subsidiaries in each case as amended and in effect on the due date hereof, including all amendments thereto.
          (b) The minute books of the Company and each Subsidiary previously made available to the Owners contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and the Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and the Subsidiaries previously made available to the Owners are true, correct and complete. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and the Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.
          5.7 Financial Statements and Statutory Statements.
          (a) The Company has delivered to the Owners copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2003, 2004 and 2005 and the related audited consolidated statements of income and of cash flows of the Company and the Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2006 and January 31, 2007 and the related consolidated statements of income of the Company and the Subsidiaries for the 12 month period then ended and the 1 month period, respectively (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects as of the respective dates thereof, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented (except as described in the Financial Statements) and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein, subject in the case of the Financial Statement referred to in clause (ii) above to normal year-end adjustments and the absence of footnotes.
          The audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2005 is referred to herein as the “Balance Sheet” and December 31, 2005 is referred to herein as the “Balance Sheet Date.”
          (b) All books, records and accounts of the Company and the Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.
          (c) The Company has delivered to the Owners copies of the following statutory statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (collectively, the “Statutory Statements”): the annual statements of each of the Insurance Companies as at December 31, 2005 and December 31, 2006, each as filed with the insurance regulatory authority of its jurisdiction of domicile, including the statutory basis financial statements of each Insurance Company, as audited as at December 31, 2005. No financial statements of the Insurance Companies were filed with respect to the periods covered in the preceding sentence in any jurisdiction that materially differ from the Statutory Statements. The Statutory Statements present fairly, in all material respects, the statutory financial condition and statutory results of operations and cash flows of each Insurance Company, as of the dates and for the periods therein specified, and were prepared in conformity with SAP as in effect as of the date thereof, in each case applied on a consistent basis during the periods presented.
          (d) No notice to the Company of deficiencies has been asserted by any Governmental Body with respect to the Statutory Statements, and the Statutory Statements comply in all respects with all Applicable Laws.
          (e) Except as set forth on Schedule 5.7(e), the reserves of the Company and each Subsidiary reflected in the Financial Statements and Statutory Statements, as of the dates thereof (i) were determined in accordance with generally accepted actuarial standards, consistently applied and (ii) met the applicable requirements of the insurance laws of any applicable Governmental Body. Except as set forth on Schedule 5.7(e), the Company has made available to the Owners true and complete copies of all actuarial reports, actuarial certificates and loss and loss adjustment expense reserve reports prepared by any third party actuarial consultant on behalf of the Company or any Subsidiary, in each case relating to the adequacy of the reserves of an Insurance Company for any period ended on or before December 31, 2005. The information furnished to any third party actuarial consultant by or on behalf of the Company or any Subsidiary in connection with the preparation of such reports was true and complete in all material respects. The reported capital and surplus of the Company and the Subsidiaries reflected in the Financial Statements and Statutory Statements were reflected in accordance with SAP in effect as of the dates thereof.
          (f) The “incurred but not reported” losses of the Company and each Subsidiary reflected in the balance sheets contained in the Financial Statements and Statutory Statements, as of the dates thereof, were determined in accordance with generally accepted actuarial standards, consistently applied. The process by which the Company and each Subsidiary processes and records incurred but not reported losses is in all respects in accordance with good industry practice.
          5.8 No Undisclosed Liabilities. Except as set forth in Schedule 5.8, neither the Company nor any Subsidiary has any Indebtedness or Liabilities other than those (i) specifically reflected on and fully reserved against in the Balance Sheet or the unaudited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2006, or (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) other Liabilities and obligations expressly disclosed in the Schedules referred to in this Article 5, such disclosure being clear enough to put Owners and Acquiror on notice of such Liability or obligation. Except as set forth in Schedule 5.8, the Company and the Subsidiaries have no Liabilities relating to the Company’s ownership or sale of the Agency.

          5.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on the unaudited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2006 or on Schedule 5.9, since the Balance Sheet Date (i) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing (but subject to the overall qualifications in clauses (i) and (ii) above), since the Balance Sheet Date:
     (i) there has not been any material damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary;
     (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary;
     (iii) with respect to its directors, officers, employees and consultants, neither the Company nor any of the Subsidiaries has (A) awarded or agreed to pay any bonuses with respect to the fiscal year ended December 31, 2006 (B) amended or entered into any employment, consulting, deferred compensation, bonus or other incentive compensation, change in control, retention, severance, termination or similar agreement, (C) increased the compensation or remuneration payable or to become payable, (D) increased the coverage or benefits under any deferred compensation, bonus or other incentive compensation, change in control, retention, severance, termination vacation, company awards, salary continuation, insurance, retirement or other benefit plan, payment or arrangement, or (E) forgiven any loan indebtedness or, except as required by any Company Plan, granted any loan;
     (iv) there has not been any change by the Company or any Subsidiary in Tax reporting principles, methods or policies;
     (v) neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;
     (vi) neither the Company nor any Subsidiary has entered into any material transaction or Contract other than in the Ordinary Course of Business;
     (vii) neither the Company nor any Subsidiary has failed to pay and discharge material current liabilities except where disputed in good faith by appropriate proceedings;
     (viii) neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Signing Stockholder or any director, officer, partner, stockholder or Affiliate of any

Signing Stockholder;
     (ix) neither the Company nor any Subsidiary has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except in the Ordinary Course of Business;
     (x) neither the Company nor any Subsidiary has discharged or satisfied any material Lien, or paid any material Liability, except in the Ordinary Course of Business;
     (xi) neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;
     (xii) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $1 million in the aggregate;
     (xiii) neither Company nor any Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness in an amount in excess of $200,000 in the aggregate;
     (xiv) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property owned by the Company or any of its Subsidiaries except in the Ordinary Course of Business;
     (xv) neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding except in the Ordinary Course of Business;
     (xvi) Neither the Company nor any of its Subsidiaries has made any payments, or has obligated itself to make any payments, to any Signing Stockholder or their Affiliates or family members and neither the Company nor any of its Subsidiaries has made any payments, or has obligated itself to make any payments, to the Agency; and
     (xvii) the Company has not agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.9.
          5.10 Taxes. Except as set forth on Schedule 5.10:
          (a) (i) All Tax Returns required to be filed by or on behalf of each of the Company, any Subsidiary and any Affiliated Group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of each of the Company, any Subsidiary and any Affiliated Group of which the Company or any Subsidiary is or was a member have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company, or any of its Subsidiaries has made due and sufficient accruals for such Taxes in the financial statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each Subsidiary.
          (b) The Company and each Subsidiary has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.
          (c) The Owners have received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of the Company and the Subsidiaries relating to the taxable periods since December 31, 2003 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any Subsidiary. No income or franchise Tax Returns filed by or on behalf of the Company or any Subsidiary have been examined by any Taxing Authority.
          (d) Schedule 5.10 lists (i) all types of Taxes paid, and all types of Tax Returns filed by or on behalf of the Company or any Subsidiary, and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company or any Subsidiary has a duty to file such Tax Returns. No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.
          (e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor have the Company, any of the Subsidiaries or to the knowledge of the Signing Stockholders received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.
          (f) Neither the Company, any Subsidiary nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) or Section 807(f) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

          (g) To the Knowledge of the Company, no property owned by the Company or any Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above. Neither the Company nor any of its Subsidiaries has entered into an agreement or arrangement (whether or not in writing) that is subject to Section 470 of the Code.
          (h) Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” and was not a “United States real property holding corporation” on any “determination date” (each within the meaning of Section 897 of the Code) that occurred in the five-year period preceding the Closing Date.
          (i) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing Date.
          (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, gives rise to the payment of any amount that would not be deductible by the Owners, the Company or any of their respective Affiliates by reason of Section 280G of the Code.
          (k) Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.
          (l) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary, except for liens for ad valorem or other Taxes not yet due and payable.
          (m) Neither the Company nor any of the Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group of which the Company is the common owner.
          (n) Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
          (o) Neither the Company nor any Subsidiary has (i) engaged in any “intercompany transaction” in respect of which gain was and continues to be deferred pursuant to Treasury regulations Section 1.1502-13 or any analogous or similar provision of Law or (ii) has any “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury

Regulations Section 1.1502-19, or any analogous law or similar provision of law (an “ELA Account”).
          (p) The Company and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that without such disclosure would give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.
          (q) Any Life Insurance Contract or Annuity Contract issued, assumed, modified, exchanged, marketed, sold or administered by the Company or any Subsidiary that issues insurance policies qualifies for the Tax treatment and character as reported on the Company’s or any of its Subsidiaries Tax Returns and qualifies in all material respects for the tax treatment described in the associated marketing materials designed by the Company or any of its Subsidiaries, is in compliance with the requirements applicable to the Company and any its Subsidiaries, under, as relevant, Code Sections 72, 101, 130, 401, 403, 408, 457, 6047, 7702, 7702A and all other applicable Tax provisions, including, to the extend applicable, the diversification rules under Section 817(h), and satisfies all of the investor control and insurable interest rules. With respect to any reinsurance contracts to which the Company or any of its Subsidiaries is a party, no fact, circumstance or basis exists under which the IRS could make a reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.
          (r) Each Subsidiary that is “a foreign corporation” has elected to be treated as a “domestic corporation” all within the meaning of Section 953(d) of the Code.
          5.11 Real Property.
          (a) Schedule 5.11(a) sets forth a complete list of (i) all real property and interests in real property, including improvements thereon and easements appurtenant thereto owned in fee by the Company and the Subsidiaries (individually, an “Owned Property” and collectively, the “Owned Properties”), (ii) all real property and interests in real property leased by the Company and the Subsidiaries (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and, together with the Owned Properties, being referred to herein individually as a “Company Property” and collectively as the “Company Properties”) as lessee or lessor. The Company and the Subsidiaries have good and marketable fee title to all Owned Property, free and clear of all Liens of any nature whatsoever, except (A) those Liens set forth on Schedule 5.11(a) , (B) Permitted Exceptions and Liens reflected on the Balance Sheet. The Company Properties constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of the business of the Company and the Subsidiaries as the business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and to the Company’s knowledge all mechanical and other systems located thereon are in good operating condition, and to the Company’s knowledge no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current and contemplated uses. To the Company’s knowledge, none of the improvements located on the Company Properties constitute a legal non-

conforming use or otherwise require any special dispensation, variance or special permit under any Laws that has not been obtained. The Company has made available to the Owners true, correct and complete copies of (i) all deeds, title reports and surveys for the Owned Properties and (ii) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. The Owned Properties are not subject to any leases, rights of first refusal, options to purchase or rights of occupancy, except the Real Property Leases set forth on Schedule 5.11(a).
          (b) Each of the Company and the Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions and other than Liens reflected on the Balance Sheet. Each of the Real Property Leases is in full force and effect. Neither the Company nor any Subsidiary is in default under any Real Property Lease, and no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.
          (c) The Company and the Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Company Property, and the Company and the Subsidiaries have complied in all material respects with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any material Permit.
          (d) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any material Company Property or any part thereof, and the Company has not received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.
          (e) The Company has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any material structural or other repairs or alterations to such Company Property.
          (f) Neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
          5.12 Tangible Personal Property.
          (a) The Company and the Subsidiaries have good and marketable title to all of the items of tangible personal property used in the business of the Company and the Subsidiaries (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and the Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.
          (b) Schedule 5.12(b) sets forth all leases of personal property involving annual payments in excess of $15,000 relating to personal property used in the business of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party or by which the properties or assets of the Company or any of the Subsidiaries is bound (“Personal Property Leases”). All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has made available to the Owners true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
          (c) The Company and each of the Subsidiaries has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.
          5.13 Technology and Intellectual Property.
          (a) Schedule 5.13(a) sets forth a complete and correct list of all registered Company Intellectual Property, as well as all applications for registration of Company Intellectual Property. All Company Intellectual Property material to the business of the Company or any of the Subsidiaries is valid, subsisting, and, to the Knowledge of the Company, enforceable. The Company Intellectual Property constitutes all the Intellectual Property rights necessary and sufficient for the conduct of the business of the Company and the Subsidiaries as currently conducted.
          (b) Except as set forth on Schedule 5.13(b), the Company and the Subsidiaries own or have valid rights to use the Company Intellectual Property material to the business of the Company or any of the Subsidiaries free and clear of all Liens or obligations to others.
          (c) Except as set forth on Schedule 5.13(c), there is no pending or, to the Company’s knowledge, threatened claim or dispute regarding (i) the ownership or use by the Company or any of the Subsidiaries of any Company Intellectual Property, and (ii) the infringement, misappropriation, unauthorized use, or violation by the Company or any Subsidiary of any third party Intellectual Property, and neither the Company nor any Company Subsidiary are aware of any grounds that may give rise to the same. None of the Company Intellectual Property is being infringed, impaired, misappropriated or otherwise violated by any third party, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          (d) Schedule 5.13(d) sets forth a complete and accurate list of: (i) all agreements pursuant to which the Company or any Subsidiary has licensed a third party for any purpose any Company Intellectual Property or Technology; and (ii) all agreements pursuant to which the Company or any Subsidiary receives a license from any third party under any Intellectual Property or Technology (excluding Software generally available for an annual license fee of $20,000 or less) (collectively the “Company Licenses”). Except as set forth on Schedule 5.13(d), neither the Company nor, to the Knowledge of the Company, any counterparty is in breach of, or in material default under, any Company License, nor has there been any waiver or deferral or enforcement of the right of the Company or counterparty under any Company License, except for such breached, waivers, deferrals or enforcements that would not reasonably be expected to have a Material Adverse Effect.
          (e) The consummation by the Company of the transactions contemplated hereby will not result in the loss of use of any Company Intellectual Property or Software necessary for the business of the Company or any of the Subsidiaries as currently conducted.
          (f) The Company and the Subsidiaries have taken reasonable efforts, consistent with standard practices in the industry, to protect trade secrets.
          5.14 Material Contracts.
          (a) Schedule 5.14(a) sets forth, by reference to the applicable subsection of this Section 5.14(a), all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which any of them or their respective assets of properties are bound (collectively, the “Material Contracts”):
     (i) Contracts with any Signing Stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company or any of the Subsidiaries;
     (ii) Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;
     (iii) Contracts for the sale of any of material assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its material assets;
     (iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;
     (v) Contracts containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or any of the Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

     (vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the capital stock of any other Person;
     (vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the material assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;
     (viii) purchase Contracts giving rise to Liabilities of the Company or any of the Subsidiaries in excess of $250,000;
     (ix) all Contracts providing for payments by or to the Company or any of the Subsidiaries in excess of $250,000 in any fiscal year or $1,000,000 in the aggregate during the term thereof;
     (x) all Contracts obligating the Company or any of the Subsidiaries to provide or obtain products or services for a period of more than one year or requiring the Company to purchase or sell a stated portion of its requirements or outputs;
     (xi) Contracts under which the Company or any of the Subsidiaries has made material advances or loans to any other Person;
     (xii) Contracts providing for severance, retention, change in control or other similar payments;
     (xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $125,000;
     (xiv) material management Contracts and material Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;
     (xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Subsidiaries, other than insurance products issued in the Ordinary Course of Business;
     (xvi) Contracts (or group of related Contracts) which involve the expenditure of more than $250,000 annually or $1,000,000 in the aggregate;
     (xvii) Contracts relating to any reinsurance arrangement or any similar agreements; and
     (xviii) Contracts that are otherwise material to the Company and the Subsidiaries.
          (b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or any Subsidiary which is party thereto, and, to the Knowledge of the Company, of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Schedule 5.14(b), continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party thereunder. Except as otherwise stated in Schedule 5.14(b), no party to any of the Material Contracts has delivered notice to the Company of the exercise of any termination rights with respect thereto, and no party has given notice to the Company of any significant dispute with respect to any Material Contract. The Company has made available to the Owners true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
          5.15 Employee Benefits Plans.
          (a) Schedule 5.15(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) all bonus, incentive compensation, equity or equity-based compensation, deferred compensation, change in control, severance, retention, termination, retirement, profit sharing, post-retirement or post-termination, medical, dental, disability, life insurance or other death benefits, accident, sick leave, leave of absence, layoff, vacation, salary continuation, loan, educational assistance, scholarship, dependent care assistance, legal assistance, club membership, employee discount and fringe benefit plans, programs, agreements, policies, arrangements or payroll practices, and (iii) all employment, consulting, termination, individual compensation, and collective bargaining agreements or arrangements; in each case, which the Company or any of the Subsidiaries has any obligation or liability (contingent or otherwise) (collectively, the “Company Plans”). Each Company Plan that is subject to ERISA is hereinafter referred to as a “Company ERISA Plan.” None of the Company ERISA Plans is subject to Title IV of ERISA, and neither the Company nor any of the Subsidiaries nor any trade or business (whether or not incorporated) that is under common control, or that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) has ever had any obligation or liability (contingent or otherwise) with respect to any employee benefit plan subject to Title IV of ERISA.
          (b) Correct and complete copies of the following documents with respect to each of the Company Plan have been made available or delivered to the Owners by the Company, to the extent applicable: (i) the most recent document constituting the Company Plan, and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent summary plan description and all related summaries of material modifications, (iii) the most recent Form 5500 and all schedules thereto, (iv) the most recent IRS determination letter, (v) the most recent actuarial report and financial statements, and (vi) a written description of any non-written Company Plan.
          (c) Each Company Plan complies, and has been administered and operated in compliance, in all material respects in accordance with its terms and all provisions of ERISA, the Code and other applicable Laws. Neither the Company nor any of the Subsidiaries nor any “party in interest” or “disqualified person” with respect to the Company ERISA Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA, and no fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company ERISA Plan.
          (d) There has been no material violation of ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Company ERISA Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Company ERISA Plans.
          (e) Each Company ERISA Plan intended to qualify under Section 401 of the Code is so qualified and any trust intended to be exempt from Federal income taxation under Section 501 of the Code is so exempt, and the Company is not aware of any circumstance likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
          (f) Except as set forth on Schedule 5.15(f), each Option is exempt from Section 409A of the Code based upon the current “good faith” compliance standard under Section 409A and the regulations thereunder. Each Company Plan that is subject to Section 409A of the Code has been administered and operated in good faith compliance, in all material respects with Section 409A of the Code, taking into consideration the proposed regulations and rulings under Section 409A, including the transitional rules.
          (g) Except as set forth on Schedule 5.15(g), no current or former director, officer, employee, contractor or consultant of the Company or any of the Subsidiaries is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Subsidiaries in respect of any Tax (including Federal, state, local and foreign income, excise and other taxes (including taxes imposed under Sections 280G or 409A of the Code)) or interest or penalty related thereto.
          (h) All contributions, premiums and other payments required by Law or by the terms of any Company ERISA Plan (including workers compensation) or any agreement relating to such Company ERISA Plan to any fund or trust established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Balance Sheet.
          (i) None of the Company, any of the Subsidiaries, any ERISA Affiliate or any organization to which the Company, any of the Subsidiaries or any ERISA Affiliate is a successor or the owner corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.
          (j) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company ERISA Plans, the assets of any of the trusts under the Company ERISA Plans, or the plan sponsor, plan administrator or any fiduciary of any of the Company ERISA Plans with respect to the administration or operation of any of the Company ERISA Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such claim or lawsuit.
          (k) Except as set forth on Schedule 5.15(k), none of the Company or any of the Subsidiaries provides, or is obligated to provide, any life insurance or health benefits, including prescription drugs (whether or not insured) to any individual after his or her termination of employment or service with the Company or any of the Subsidiaries, except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title of ERISA and at the expense of the individual or the individual’s beneficiary.
          (l) Except as set forth on Schedule 5.15(l), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) result in any payment becoming due, increase the amount of compensation due, or result in any forgiveness of loan indebtedness to any current or former employee, officer, director or consultant of the Company or any of the Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.
          (m) Any individual who performs services for the Company or any of the Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of the Subsidiaries for federal income tax purposes by the Company or any of the Subsidiaries is not an employee for such purposes.
          5.16 Labor.
          (a) Neither the Company nor any of the Subsidiaries is a party to or otherwise bound by any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of the Subsidiaries.
          (b) No labor organization or group of employees of the Company or any of the Subsidiaries has made a pending demand for recognition, and there has been no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of the Subsidiaries pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees of the Company or any of the Subsidiaries.
          (c) There have been no (i) strikes, work stoppages, slowdowns, picketing, walkouts, lockouts, other job actions, arbitrations, grievances, unfair labor practice changes or complaints or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Subsidiaries and, to the Knowledge of the Company, there are no acts or circumstances which would likely form the basis for any of the foregoing.
          (d) Except as set forth on Schedule 5.16, there are no material complaints,

charges or claims against the Company or any of the Subsidiaries pending or, to Knowledge of the Company, threatened that are reasonably likely to be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or services, termination of employment of services, or failure to employ or retain any individual. Each of the Company and the Subsidiaries is in compliance in all material respects with all applicable Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of the Subsidiaries within the six (6) months prior to Closing.
          5.17 Litigation. Except as set forth in Schedule 5.17, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors or employees of the Company or any of the Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of the Subsidiaries is otherwise a party before any Governmental Body; nor to the Knowledge of the Company is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 5.17, neither the Company nor any Subsidiary is subject to any Order, other than in the Ordinary Course of Business, and neither the Company nor any Subsidiary is in breach or violation of any Order. Except as set forth on Schedule 5.17, neither the Company nor any Subsidiary is a party to any Legal Proceedings seeking to recover monies due it or for damages sustained by it. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby.
          5.18 Compliance with Laws; Permits.
          (a) The Company and the Subsidiaries are in compliance in all material respects with all Laws applicable to its business, operations or assets. Neither the Company nor any Subsidiary has received any notice of or been charged with the violation of any Laws. To the Knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws and there are no facts or circumstances which would reasonably be expected to form the basis for any such violation.
          (b) The Company has provided the Owners with a copy of licenses for each Insurance Company for each jurisdiction in which such Insurance Company is licenses to transact business and Schedule 5.18(b) contains a list of (i) all jurisdictions in which the Insurance Companies are licensed to transact insurance; (ii) (A) all jurisdictions in which the Company or any of its Subsidiaries are licensed as an insurance agent, broker or producer and (B) a copy of each license related thereto;
          (c) Schedule 5.18(c) contains a list of all Permits which are required for the operation of the business of the Company and the Subsidiaries as presently conducted and as presently intended to be conducted (“Company Permits”), other than those the failure of which to possess is immaterial. The Company and the Subsidiaries currently have all Permits which are required for the operation of their respective businesses as presently conducted and as presently intended to be conducted, other than those the failure of which to possess is immaterial. Neither the Company nor any Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the suspension, revocation or modification of any material Company Permit. Provided that the Insurance Regulatory Approvals are obtained, none of the material Company Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.
          5.19 Environmental Matters. Except as set forth on Schedule 5.19 hereto:
          (a) the operations of the Company and each of the Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining in good standing and complying in all material respects with all Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify or terminate any such Environmental Permit, and, to the Knowledge of the Company, no facts, circumstances or conditions currently exist that would reasonably be expected to adversely affect such continued compliance with Environmental Laws and Environmental Permits or require currently unbudgeted material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits;
          (b) neither the Company nor any of the Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Body or Person with respect to (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material;
          (c) no claim has been made or is pending, or to the Knowledge of the Company, threatened against the Company or any Subsidiary alleging either or both that the Company or any of the Subsidiaries is in material violation of any Environmental Law or Environmental Permit, or may have any material liability under any Environmental Law;
          (d) to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of the Subsidiaries or any property currently or formerly owned, operated or leased by the Company or any of the Subsidiaries or any property to which the Company or any of the Subsidiaries arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company or any of the Subsidiaries incurring material unbudgeted Environmental Costs and Liabilities;
          (e) to the Knowledge of the Company, there are no investigations of the business, operations, or currently or, to the Knowledge of the Company, previously owned, operated or leased property of the Company or any of the Subsidiaries pending or, to the Knowledge of the Company, threatened which would be reasonably likely to lead to the imposition of any material Environmental Costs and Liabilities or material Liens under

Environmental Law;
          (f) the transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company or any Subsidiary with respect to environmental matters, and none of the Owned Property or Real Property Leases is located in New Jersey, Indiana or Connecticut;
          (g) there is not located at any of the properties currently or (while owned, operated or leased by the Company or any Subsidiary) previously owned, operated or leased by the Company or any of the Subsidiaries any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iii) a material amount of asbestos-containing material or (iv) equipment containing polychlorinated biphenyls; and
          (h) the Company has provided to the Owners all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed on behalf of the Company with respect to the currently or previously owned, leased or operated properties of the Company or any of the Subsidiaries.
          5.20 Insurance. The Company and the Subsidiaries have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all material agreements to which the Company or any of the Subsidiaries is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are customary within the industry for the business, assets and properties of the Company and the Subsidiaries. Set forth in Schedule 5.20 is a list of all insurance policies and all fidelity bonds held by or applicable to the Company or any of the Subsidiaries. Except as set forth on Schedule 5.20, to the Knowledge of the Company, no event relating to the Company or any of the Subsidiaries has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company or any of the Subsidiaries during such period. Except as noted on Schedule 5.20, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by the Company or any of the Subsidiaries to give any notice or information or the Company or any of the Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs any material rights of the Company or any of the Subsidiaries under any such insurance policies.
          5.21 Insurance Matters.
          (a) Except as set forth on Schedule 5.21, all insurance policy forms issued by the Insurance Companies, and all amendments, applications, brochures, illustrations and certificates pertaining thereto have, where required by applicable Law to have been approved or filed prior to the date hereof, been filed or approved by all applicable Government Bodies or filed with and not objected to by such Government Bodies within the period provided by applicable Law for objection. Except as indicated in Schedule 5.21, all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. Any rates of any of the Insurance Companies which are required to be filed with or approved by any Government Body prior to the date hereof have been so filed or approved, and the rates used by the Insurance Companies conform in all material respects thereto. Except as set forth on Schedule 5.21, any contract or agreement to which the Company or any of the Subsidiaries is a party and which is required to be filed with or approved by any Government Body prior to the date hereof has been so filed or approved.
          (b) All payments which are in the aggregate material under insurance contracts made by or on behalf of the Company or any of its Subsidiaries and, to the knowledge of the Company, by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar agreement, have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such exceptions for which the Company or the applicable Subsidiary believes there is a reasonable basis to contest payment.
          (c) Except as set forth on Schedule 5.21, all advertising, promotional and sales materials and other marketing practices used by the Company or any of its Subsidiaries and any agent of the Company or any Subsidiary have complied and are currently in compliance in all material respects with applicable Law.
          (d) Except as set forth on Schedule 5.21, no provision in any insurance contract in force gives a policyholder the right to receive dividends or distributions on their policies or otherwise share in the benefits, revenue or profits of the Company or any of its Subsidiaries.
          (e) All insurance contracts written or issued by the Company or any of its Subsidiaries have been written or issued in compliance in all material respects with the standards and procedures utilized by the Company or any of its Subsidiaries and, with respect to any such insurance contract reinsured or co-insured in whole or in part, conform to the standards and procedures required pursuant to the terms of the related reinsurance, coinsurance or other similar contract to which the Company or any of its Subsidiaries is a party. The Company has made available to the Owners true and complete copies of the risk retention, claims settlement and other material operational policies and procedures of the Company and its Subsidiaries. The Company and each of its Subsidiaries have operated their respective businesses at all times in material compliance with these policies and procedures.
          (f) None of the Insurance Companies is subject to any restrictions imposed by any Governmental Body other than those generally applicable to similar insurance companies.
          (g) Since the Balance Sheet Date, except as set forth on Schedule 5.21(g), none of the following has occurred:
     (i) There have been no material price changes in any of the Company or its Subsidiaries policies nor in any reinsurance agreement to which they are a party;
     (ii) There have been no material changes in the commission paid to any channel partners or general agents by the Company or any of its Subsidiaries;
     (iii) There have been no material changes to the loss ratios for the Company or any of its Subsidiaries;
     (iv) There have been no material changes to the loss reserves for the Company or any of its Subsidiaries; and
     (v) There have been no reverses to the balance sheet reserves for the Company or any of its Subsidiaries which are material.
          5.22 Accounts and Notes Receivable and Payable
          (a) All accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Company and the Subsidiaries reflected on the Balance Sheet are carried at values determined in accordance with GAAP consistently applied. All accounts and notes receivable arising after the Balance Sheet Date are carried in the Financial Statements at values determined in accordance with GAAP consistently applied.
          (b) All accounts payable of the Company and the Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable, or are being disputed in good faith.
          5.23 Related Party Transactions. Except as set forth in Schedule 5.23, no key employee, officer, director, stockholder, partner or member of the Company of any of the Subsidiaries, any member of his or her immediate family or, to the Knowledge of the Company, any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company or any of the Subsidiaries nor does the Company or any of the Subsidiaries owe any amount to, or has the Company or any of the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other material relationship with the Company or any of the Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries, (iv) has any material claim or cause of action against the Company or any of the Subsidiaries or (v) owns any direct or indirect material interest of any kind in, or controls or is a key employee, director, officer, or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.
          5.24 Customers and Suppliers.
          (a) Schedule 5.24 sets forth a list of the reinsurance partners to the Company and its Subsidiaries, the general agents who produce more than $1,5000,000 in net written premium per year and the ten (10) largest customers selling the products of the Company and the Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2005 and December 31, 2006, showing the approximate total production by each general agent and amount of sales by each of such customers, during such period.

          (b) Since the Balance Sheet Date, no reinsurance partner, general agent or customer listed on Schedule 5.24 has terminated its relationship with the Company or any of the Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Subsidiaries and to the Knowledge of the Company no reinsurance partners, general agent or customer listed on Schedule 5.24 intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of the Subsidiaries.
          5.25 Banks; Power of Attorney. Schedule 5.25 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 5.25, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.
          5.26 Certain Payments. Neither the Company nor any Subsidiary, nor, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any Subsidiary, (ii) to pay for favorable treatment for business secured by the Company or any Subsidiary, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any Subsidiary that has not been recorded in the books and records of the Company and the Subsidiaries.
          5.27 Financial Advisors. Except as set forth on Schedule 5.27, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Signing Stockholders, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.
          5.28 Reinsurance or Retrocessions. Schedule 5.28 contains a true and complete list of all reinsurance and retrocession treaties and agreements (“Reinsurance Agreements”) in force to which the Company or any of its Subsidiaries is a party, including (a) any terminated or expired Reinsurance Agreement under which there remains any outstanding liability, (b) the effective date of each such Reinsurance Agreement and (c) the termination date of any such Reinsurance Agreement that has a definite termination date. Neither the Company nor any of its Subsidiaries is in default in any material respect as to any provision of any Reinsurance Agreement or has failed to meet the underwriting standards for any business reinsured thereunder. Except as set forth in Schedule 5.28, (i) to the Knowledge of the Company, no such reinsurer is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding; (ii) the financial condition of any such reinsurers is not impaired to the extent that a default thereunder is reasonably anticipated by the Company, (iii) no notice of intended cancellation has been received by the Company or any of its Subsidiaries from any of such reinsurers and (iv) the Company and each of its Subsidiaries is entitled under applicable Law to take full credit in its Statutory Statements for all amounts reflected in the

Statutory Statements as being recoverable by it pursuant to any Reinsurance Agreement, and all such amounts have been properly recorded in its books and records of account and are properly reflected in its Statutory Statements. No Reinsurance Agreement to which the Company or any of its Subsidiaries is a party contains any provision providing that any party thereto may terminate, cancel, or commute the same by reason of the transactions contemplated by this Agreement. All Reinsurance Agreements to which the Company or any of its Subsidiaries is a party are valid, binding and in full force and effect in accordance with their terms and conform in all material respects to all applicable Laws.
          5.29 Regulatory Filings. The Company has heretofore made available for inspection by the Owners (a) with respect to the Company and the Insurance Companies, each material registration, filing or submission of the Company and each of its Subsidiaries with any insurance regulatory authority, (b) each annual statement filed with or submitted to insurance regulatory authorities of the State of Georgia, the State of Kentucky, the State of Louisiana or the State of North Carolina by an Insurance Company, and (c) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of the Company or, as applicable, any of its Subsidiaries, issued by any state insurance regulatory authority, in any case, since December 31, 2003. All material deficiencies or violations noted in the examination reports described in clause (c) above have been resolved to the satisfaction of the insurance department that noted such deficiencies or violations. Except as set forth on Schedule 5.29, the Company and its Subsidiaries have each filed all reports, statements, documents, registrations, filings or submissions required to be filed with any Government Body since December 31, 2003, all such registrations, reports, statements, documents, filings and submissions were in compliance in all material respects with all applicable Laws when filed, and no material deficiencies have been asserted by any such Government Body with respect to such registrations, filings or submissions that have not been satisfied. Except as set forth on Schedule 5.29, none of the Insurance Companies is a “commercially domiciled insurer” under the laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.
          5.30 No Dividend or Distribution Restrictions. Except as set forth on Schedule 5.30, the ability of the Company or any of its Subsidiaries to pay dividends or make distributions with respect to its capital stock is not restricted or limited in any manner, whether by contract or otherwise (except pursuant to any applicable Laws generally applicable to insurance companies).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE OWNERS AND ACQUIRER
          The Owners and Acquirer severally, but not jointly, represent and warrant to the Company:
          6.1 Organization, Standing and Corporate Power. Each of the Owners and Acquirer is a partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.
          6.2 Authority; Noncontravention.

          (a) Each of the Owners and Acquirer has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Owners and Acquirer and, assuming due authorization, execution and delivery hereof by the Company and the Signing Stockholders, constitutes a legal, valid and binding obligation of each of the Owners and Acquirer, enforceable against each of them in accordance with its terms.
          6.3 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Schedule 6.3 hereto, none of the execution and delivery by the Owners and Acquirer of this Agreement, the consummation of the transactions contemplated hereby and thereby, or the compliance by the Owners and Acquirer with any of the provisions hereof or thereof will conflict with, or result in violation or default (with or without notice or laps of time, or both) under, or give rise to a right of termination or cancellation under any provisions of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Owners or Acquirer, (ii) any Contract, or Permit to which the Owners or Acquirer are party or by which any of the properties of the Owners or Acquirer are bound, (iii) any Order of any Governmental Body applicable to the Owners or Acquirer or by which any of the properties or assets of the Owners or Acquirer are bound, and (iv) any applicable Law.
          (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Owners or Acquirer in connection with the execution and delivery of this Agreement or the compliance by the Owners and Acquirer with any of the provisions hereof except (A) compliance with the applicable requirements of the HSR Act, (B) filings of the preacquisition statements required by applicable state insurance holding company system laws indicated on Schedule 6.3 hereto and (C) acquisition of control filings in all jurisdictions indicated on Schedule 6.3 hereto.
          6.4 Ownership and Operations of Acquirer. The Owners own beneficially and of record all of the outstanding capital stock of Acquirer. Acquirer was formed solely for the purpose of engaging in the transactions contemplated herein, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
          6.5 Financing. Owners and their affiliates have provided true and correct copies of equity and subordinated debt commitment letters (the “Financing Commitments”) evidencing their intention to provide up to $63,050,000 of financing to consummate the transactions contemplated by this Agreement. Assuming that each of the conditions below are met (such conditions referred to collectively as the “Financing Condition”), the proceeds of the Financing Commitments will provide sufficient funds for the Owners to consummate the transactions contemplated by this Agreement:
          (a) Holders of not less than $8,500,000 face amount of Series A, Series B and Series C Preferred Stock of the Company shall have irrevocably waived any rights they have to redeem such stock in connection with the transactions contemplated hereby.
          (b) The Loan and Line of Credit Agreement between Columbus Bank and Trust Company and the Company, dated October 10, 2005, and the related documents shall have been amended as follows in a manner reasonably acceptable to the Owners:
     (i) the maturity date shall be extended to the fifth anniversary of the Closing;
     (ii) the maximum availability thereunder shall be increased to $15 million;
     (iii) the transactions contemplated hereby, including the payment of the Merger Consideration, the redemption of Series A, Series B and Series C Preferred Stock of the Company, the prepayment of the Company’s Fixed/Floating Rate Senior Debentures Due 2035 (the “JP Morgan Debt”), the new indebtedness from affiliates of the Owners contemplated to finance the transactions contemplated hereby and the new indebtedness arranged by First Tennessee Capital contemplated to finance the transactions contemplated hereby (the “FTN Debt”) shall be permitted thereunder;
     (iv) the events of default and other provisions thereof shall have been modified in accordance with Exhibit D hereto; and
     (v) the letter of credit facilities with Columbus Bank and Trust and the outstanding letters of credit issued pursuant thereto will remain in place;
          (c) The Indenture governing the Company’s Fixed/Floating Rate Senior Debentures Due 2035 shall be discharged at Closing in accordance with its terms or the transactions contemplated hereby shall not, with or without the passage of time or the giving of any notice, cause a default or event of default thereunder;
          (d) The Company shall have received $35 million of funding in accordance with the terms of the engagement letter from First Tennessee Capital, including the pricing terms set forth therein.
          6.6 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Owners or any of their Subsidiaries.
ARTICLE VII
COVENANTS
          7.1 Access to Information; Confidentiality. The Company shall, and the Company shall cause the Subsidiaries to, afford to the Owners and their accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s and the Subsidiaries’ respective properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company’s or the Subsidiaries’ or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Company’s or any of the Subsidiaries’ systems of internal control), Contracts and records of the Company and the Subsidiaries and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company and the Subsidiaries as the Owners shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company’s operations. Prior to the Closing, the Company shall generally keep the Owners informed as to all material matters involving the operations and businesses of the Company and each of the Subsidiaries. The Company shall make available the appropriate directors, managers and employees of each such Subsidiary to discuss matters involving the operations and business of the Company or such Subsidiary, as the case may be, with representatives of the Owners and their prospective lenders or placement agents and other financial sources, provided that all such discussions are coordinated under the direction of a designated officer of the Company. Each of the parties hereto shall (and shall cause each of its representatives to) not disclose any information provided by the other party with respect to the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, including for the purposes of due diligence (“Confidential Information”), and shall (and shall cause each of its representatives to) use the Confidential Information only with respect to the consummation of the transactions contemplated hereby or as otherwise provided by this Agreement; provided, however, that the following shall be deemed not to be Confidential Information: (a) information that the receiving party can demonstrate was already in its possession prior to the disclosure thereof by the other party, (b) information that is generally known to the public and did not become so known through the violation of this paragraph by the receiving party or its representatives, (c) information that becomes available to the receiving party on a non-confidential basis from a source other than the other party or its representatives, provided that such source is not known by the receiving party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party with respect to that information, and (d) information that is required to be disclosed by law; provided further that the Owners and the Company may disclose such information as may be necessary in connection with (i) seeking necessary consents and approvals as contemplated hereby and (ii) the Financing. Notwithstanding the foregoing, the Company and the Subsidiaries shall not be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by the Owners pursuant to this Section 7.1 shall limit or otherwise affect the remedies available hereunder to the Owners (including the Owners’ right to seek indemnification pursuant to Article IX), as the responsibilities or warranties of, or the conditions to the obligations of, the parties hereto.
          7.2 Conduct of the Business Pending the Closing.
          (a) Except as otherwise expressly provided in this Agreement or with the prior written consent of the Owners, between the date hereof and the Closing, the Company shall, and the Company shall cause the Subsidiaries to:

     (i) conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;
     (ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and the Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and the Subsidiaries (including customers and suppliers);
     (iii) maintain (A) all of the material assets and properties of, or used by, the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;
     (iv) (A) maintain the books, accounts and records of the Company and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures in the Ordinary Course of Business, and (C) comply with all contractual and other obligations of the Company and the Subsidiaries;
     (v) comply with the capital expenditure plan of the Company and the Subsidiaries for 2007, including making such capital expenditures in the amounts and at the times set forth in such plan; and
     (vi) comply in all material respects with all applicable Laws.
          (b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of the Owners, the Company shall not, and the Company shall cause the Subsidiaries not to:
     (i) except as set forth on Schedule 7.2(b)(i), declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries, other than regular quarterly dividend payments in respect of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;
     (ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;
     (iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Subsidiaries, or amend the terms of any outstanding securities of the Company or any Subsidiary;

     (iv) amend the certificate of incorporation or by-laws or equivalent organizational or governing documents of the Company or any of the Subsidiaries;
     (v) with respect to its directors, officers, employees and consultants (A) increase the salary or other compensation of any director or consultant or, other than for normal periodic increases in the Ordinary Course of Business increase the salary or compensation of any officer or other employee, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) other than changes required by Law, amend or enter into any employment, consulting, deferred compensation, bonus or other incentive compensation, change in control, retention, severance, termination or similar agreement, (D) increase the coverage or benefits available under any (or create any new) deferred compensation, bonus or other incentive compensation, change in control, retention, severance, termination, vacation, salary continuation, insurance, retirement plan, payment or arrangement, or (E) forgive any loan indebtedness or, except as required by any Company Plan, grant any loan;
     (vi) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any material Indebtedness other than Transaction Indebtedness; (ii) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of the Subsidiaries; or (iii) modify the terms of any Indebtedness or other Liability;
     (vii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the material properties or assets (whether tangible or intangible) of, or used by, the Company or any of the Subsidiaries;
     (viii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company and the Subsidiaries, other than in the Ordinary Course of Business;
     (ix) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or engage in any new line of business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;
     (x) cancel or compromise any material debt or claim or waive or release any material right of the Company or any of the Subsidiaries except in the Ordinary Course of Business;
     (xi) enter into any new commitment for capital expenditures of the Company and the Subsidiaries in excess of $50,000 for any individual commitment and $500,000 for all commitments in the aggregate;
     (xii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Subsidiaries;
     (xiii) introduce any material change with respect to the operation of the Company or any of the Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any material change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;
     (xiv) enter into any transaction or enter into, modify or renew any Contract by reason of its size, nature or otherwise is not in the Ordinary Course of Business;
     (xv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, and except for agreements in effect on the date hereof, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;
     (xvi) make, change or revoke any accounting or Tax election, reporting principles, methods or policies, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any Taxing Authority to change) its method of accounting for Tax purposes;
     (xvii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;
     (xviii) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) material Permit;
     (xix) settle or compromise any pending or threatened Legal Proceeding or any claim or claims other than in the Ordinary Course of Business;
     (xx) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;
     (xxi) agree to do anything (A) prohibited by this Section 7.2, (B) which would make any of the representations and warranties of the Signing Stockholders in this Agreement or any of the Signing Stockholder Documents or Company Documents untrue or incorrect in any material respect or would cause any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect;
     (xxii) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property;
     (xxiii) other than as may be required as a result of a change in applicable Law, regulation or GAAP, change any of the Insurance Companies’ reserving methods (it being understood that the foregoing should not apply to changes in the amount of reserves);
     (xxiv) abandon, modify, waive, terminate or otherwise change any insurance licenses of the Insurance Companies, except (A) as may be required in order to comply with applicable Law or (B) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of such Insurance Company in any material respect;
     (xxv) take any action that would reasonably be expected to result in a reduction of any financial ratings of the Company or any of its Subsidiaries, including the insurer financial strength ratings of the Insurance Companies;
     (xxvi) make any material change in its underwriting, claims management, pricing, reserving or reinsurance practices;
     (xxvii) materially reduce the amount of insurance covering the business of the Company and its Subsidiaries provided by existing insurance policies;
     (xxviii) make any material modifications to any form of insurance contract other than in the Ordinary Course of Business; and
     (xxix) except for the payments contemplated by the Agreement, make any other payments, or obligate itself to make any payments, to any Signing Stockholder or their Affiliates or family members and make any payments, or obligate itself to make any payments, to the Agency
          7.3 Third Party Consents. The Company shall use, and the Company shall cause the Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 4.3(b) and 5.3(b) hereof (except for such matters covered by Section 7.4). All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to the Owners, and executed counterparts of such consents, waivers and approvals shall be delivered to the Owners promptly after receipt thereof, and copies of such notices shall be delivered to the Owners promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither the Owners nor any of their Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval other than filing fees, fees and expenses of advisors, and similar amounts.

          7.4 Governmental Consents and Approvals.
          (a) Each of the Owners, the Signing Stockholders, the Acquirer and the Company shall use, and the Company shall cause each of the Subsidiaries to use, its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 4.3(b) and 5.3(b). Without limiting the foregoing, the Owners, Signing Stockholders and the Company shall (i) make all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within ten (10) Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction and permit the other party to review in advance any proposed communication by such party to any Governmental Body. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto shall consult and cooperate with one another in connection with the matters described in this Section 7.4, including in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.
          (b) Each of the Owners, the Signing Stockholders and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any Law, including the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade

(collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Law, the Signing Stockholders and the Company shall use commercially reasonable efforts, and the Owners shall cooperate with the Signing Stockholders and the Company, to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Each of the Owners, the Signing Stockholders and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Agreement, neither the Owners nor any of their Affiliates (which for purposes of this sentence shall include the Company) shall be required, in connection with the matters covered by this Section 7.4, (i) to pay any amounts (other than the payment of filing fees and expenses and fees of counsel), (ii) to commence or defend any litigation, (iii) to hold separate (including by trust or otherwise) or divest any of their respective businesses, product lines or assets, (iv) to agree to any limitation on the operation or conduct of their or the Company’s or any of the Subsidiaries’ respective businesses or (v) to waive any of the conditions set forth in Article VIII of this Agreement.
          7.5 Insurance Regulatory Consents.
          (a) Each of the Company, the Signing Stockholders and the Owners shall cooperate and use their respective reasonable best efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Body necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, including without limitation, the Insurance Regulatory Approvals and the Permits set forth on Schedule 5.3 and Schedule 6.3 hereto. The Sellers and the Purchaser shall cooperate and use their respective reasonable best efforts to obtain all other approvals and consents to the transactions contemplated by this Agreement, including the matters set forth on Schedule 5.3 or Schedule 6.3 hereto.
          (b) The Owners shall, as promptly as practicable after the date hereof, make (and cause its Affiliates to make) all necessary filings of preacquisition statements required by applicable state insurance holding company systems and acquisition of control filings in all jurisdictions indicated in Schedule 6.3.
          7.6 Further Assurances. Subject to, and not in limitation of, Section 7.4, each of the Signing Stockholders, the Company and the Owners shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
          7.7 No Shop. The Signing Stockholders and the Company shall not, and shall not permit the Subsidiaries or any of the Affiliates, directors, officers, employees, representatives or agents of the Signing Stockholders, the Company or any of the Subsidiaries (collectively, the

“Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of the Subsidiaries or any capital stock or other ownership interests of the Company or any of the Subsidiaries other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
          7.8 Non-Competition; Non-Solicitation; Confidentiality.
          (a) For a period of five (5) years from and after the Closing Date, except as set forth on Schedule 7.8(a), the Signing Stockholders shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the business of issuing credit and disability insurance policies or that otherwise competes with the Company or any of the Subsidiaries (a “Restricted Business”); provided, however, that the restrictions contained in this Section 7.8(a) shall not restrict the acquisition by any Signing Stockholder, directly or indirectly, of less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.
          (b) For a period of five (5) years from and after the Closing Date, the Signing Stockholders shall not, and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company or the Subsidiaries to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of the Company or any of the Subsidiaries (including any existing or former customer of the Company or the Subsidiaries and any Person that becomes a client or customer of the Company or any of the Subsidiaries after the Closing) or any other Person who has a material business relationship with the Company or any of the Subsidiaries, to terminate or modify any such actual or prospective relationship.
          (c) From and after the Closing Date, the Signing Stockholders shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Owners or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Owners, any Confidential Information (as defined below). The Signing Stockholders shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Signing Stockholders shall, to the extent reasonably possible, provide the Owners with prompt notice of such requirement prior to making any disclosure so that the Owners may seek an appropriate protective order. For purposes of this Section 7.8(c), “Confidential Information” means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, trade secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
          (d) The covenants and undertakings contained in this Section 7.8 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.8 will cause irreparable injury to the Owners, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.8 will be inadequate. Therefore, the Owners will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.8 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 7.8 are cumulative and in addition to any other rights and remedies which the Owners may have hereunder or at law or in equity.
          (e) The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 7.8 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.
          7.9 Publicity.
          (a) None of the Owners, Signing Stockholders or the Company shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.
          (b) Each of the Owners, the Signing Stockholders and the Company agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law..
          7.10 Use of Name. The Signing Stockholders hereby agree that upon the

Closing, the Signing Stockholders shall have no right to the use of the name “Life of the South,” “LOTS” or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company and the Subsidiaries, including any name or mark confusingly similar thereto and the trademarks and service marks listed on Schedule 5.13(a) (collectively, the “Company Marks”). The Signing Stockholders shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks. Each of the Signing Stockholders shall, and shall cause each its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates (except to the extent such Signing Stockholder has an affiliation that continues after the Closing).
          7.11 Cooperation with Financing. In order to assist with obtaining the Financing, the Signing Stockholders and the Company shall, and the Company shall cause the Subsidiaries to, provide such assistance and cooperation as the Owners and its Affiliates may reasonably request, including, if reasonably requested, (i) assisting with the preparation of any prospectus, offering memorandum or similar document or marketing material, and, cooperating with the Owners, initial purchasers or placement agents, (ii) making senior management of the Company and the Subsidiaries reasonably available for customary “roadshow” or syndication, presentations, lender or proposed financing source meetings and rating agencies presentations, (iii) cooperating with prospective lenders, underwriters, placement agents or initial purchasers and their respective advisors in performing their due diligence, (iv) providing all financial statements and financial and other information that would be required in an offering of securities on a Form S-1 under the rules and regulations under the Securities Act, including three full years of audited financial statements, any interim period financial statements that would be required by the SEC (reviewed in accordance with Statement of Accounting Standards (“SAS”) 100), and, if required in order to satisfy the Financing Condition, any pro forma financial statements that would be required by the SEC in the Form S-1, (v) causing the Company’s accountants to provide comfort letters to any underwriters or initial owners consistent with SAS 72 (as amended), including standard negative assurance on any interim period of pro forma financial statements, (vi) entering into customary agreements with effect from the Closing with lenders, underwriters, initial purchasers and placement agents and their respective advisors, and (vii) helping procure other definitive financing documents or other reasonably requested certificates or documents, including pledge and security documents, customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), legal opinions and real estate title documentation.
          7.12 Related-Party Transactions with Non-Management Affiliates. On or prior to the Closing Date, the Company and the Subsidiaries shall (a) terminate all Contracts with any of the Signing Stockholders, other Stockholders of the Company or their respective Affiliates (other than (i) those Contracts set forth on Schedule 7.12 and (ii) Contracts between the Company and the Subsidiaries) and (b) if requested by the Owners, deliver releases executed by such Persons or such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 7.12 providing that no further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Company or any of the Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

          7.13 Monthly Financial Statements. As soon as reasonably practicable, but in no event later than 30 days after the end of each calendar month during the period from the date hereof to the Closing, the Company shall provide the Owners with (i) unaudited monthly financial statements and (ii) operating or management reports (such reports to be in the form prepared by the Company in the Ordinary Course of Business) of the Company and the Subsidiaries for such preceding month.
          7.14 Fees and Expenses. No later than three Business Days prior to the Closing Date, the Company shall deliver to the Owners (i) pay-off letters or final invoices in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Company or any of the Subsidiaries, and (ii) a certificate of the Company setting forth an estimate of the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing. On the Closing Date prior to the Closing, the Company shall deliver to the Owners a certificate of the Company setting forth the unpaid balance of all Company Transaction Expenses as of the close of business on the day immediately preceding the Closing. The Company shall pay and discharge all such Company Transaction Expenses at or prior to the Closing. All pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement.
          7.15 Notification of Certain Matters. The Signing Stockholders shall give notice to the Owners and the Owners shall give notice to the Signing Stockholders, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against any of the Signing Stockholders, the Company or any of the Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 7.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notices or the responsibilities or warranties of, or as conditions to the obligation of, the parties hereof.
          7.16 Debt. No later than the third Business Day prior to the Closing Date, the Company shall provide the Owners with (i) a certificate of the Company setting forth an estimate of the balance of all Transaction Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date and (ii) customary pay-off letters from all holders of Transaction Indebtedness to be repaid as of or prior to the Closing. The Company shall also make arrangements reasonably satisfactory to the Owners for such holders to provide to the Owners recordable form mortgage and lien releases, canceled notes and other documents reasonably requested by the Owners prior to the Closing such that all Liens on the assets or properties of the Company or any of the Subsidiaries that are not Permitted Exceptions shall be satisfied, terminated and discharged on or prior to the Closing Date. On the Closing Date prior to the Closing, the Company shall deliver to the Owners a certificate of the Company setting forth all Transaction Indebtedness of the Company and the Subsidiaries as of the close of business on the day immediately preceding the Closing Date.

          7.17 Stockholder Approval. At a time mutually agreeable to Owners and Company after the execution of this Agreement, but in any event within sixty days of the date hereof, the Company shall submit this Agreement, and the transactions contemplated hereby to its stockholders at a special meeting for approval and adoption as provided by the GCC and its Articles of Incorporation and Bylaws. The Board of Directors of the Company shall approve this Agreement and declare its advisability, and recommend that the stockholders of the Company vote in favor of and adopt and approve this Agreement. The Company shall use its commercially reasonable efforts to solicit and obtain the approval of its stockholders to approve and adopt the Agreement and approve the Merger and to enable the Closing to occur at a special meeting of stockholders as promptly as practicable. In connection with such stockholder approval and as soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Owners, an information statement (the “Information Statement”) for purposes of soliciting such approval of the stockholders, which shall include a statement to the effect that the Board of Directors of the Company has recommended that the stockholders of the Company vote in favor of and adopt and approve this Agreement. The Information Statement shall specify that adoption of this Agreement or submission of the letter of transmittal shall constitute approval by the stockholders of the Company of: (i) the escrow and all other provisions of Article IX hereof and the deposit of that portion of the Merger Consideration equal to the Escrow Amount into the Escrow Fund and (ii) in favor of the appointment of N.G. Houston III as Stockholder Representative, under and as defined in this Agreement. In addition, the letter of transmittal shall contain representations and warranties of the stockholders as to ownership and authority. Each Signing Stockholder hereby covenants and agrees that, during the period commencing on the date hereof and continuing until the first to occur of (A) the Effective Time and (B) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Company, however called, or in connection with any written consent of the stockholders of Company, such Signing Stockholder will appear at the meeting or otherwise cause the shares of Company Common Stock held by such Signing Stockholder to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such shares in favor of the approval and adoption of this Agreement and the approval of the Merger and the other actions contemplated by this Agreement and any actions required in furtherance thereof.
          7.18 Employment Matters.
          (a) The Company shall make payments to N.G. Houston III and Kenneth Ned Hamil in the amounts set forth on Schedule 7.18(a) pursuant to the terms of their existing employment agreements with the Company, as such agreements have been amended through the date hereof, in a lump sum in accordance with the provisions of such agreements within seven days of the Closing Date. By executing this Agreement, both N.G. Houston III and Kenneth Ned Hamil acknowledge and agree that upon receipt of the payments pursuant to Sections 7.18(a) and 7.18(b), all obligations owed to them by the Company or its Subsidiaries under such agreements or otherwise with respect to a change of control will be extinguished.
          (b) The Company shall make payments to N.G. Houston III and Kenneth Ned Hamil in the amounts set forth on Schedule 7.18(b) pursuant to the terms of their Deferred Compensation Agreements, as such agreements have been amended through the date hereof, in a lump sum in accordance with the provisions of such agreements within seven days of the Closing Date. By executing this Agreement, both N.G. Houston III and Kenneth Ned Hamil acknowledge and agree that upon receipt of the payments pursuant to Sections 7.18(a) and 7.18(b), all obligations owed to them by the Company or its Subsidiaries under such agreements or otherwise with respect to deferred compensation will be extinguished.
          (c) Loyd Shaw shall receive severance payments of $75,000 per year for two years commencing after his termination of employment with the Company. The payments to Loyd Shaw shall be made monthly and shall be subject to all applicable withholding taxes. By executing this Agreement, Loyd Shaw acknowledges and agrees that upon receipt of the payment pursuant to this Section 7.18(c), all obligations owed to him by the Company or its Subsidiaries with regards to severance or deferred compensation will be extinguished.
          7.19 Pre-Closing Transactions. Prior to the Closing Date, the Company shall at the request of the Owners effect the various steps laid out in Schedule 7.19.
ARTICLE VIII
CONDITIONS TO CLOSING
          8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents; and
          (b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.
          8.2 Conditions Precedent to Obligations of The Owners. The obligation of the Owners to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Owners in whole or in part to the extent permitted by applicable Law):
          (a) The representations and warranties of the Company and the Signing Stockholders contained in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties of the Company contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date;

          (b) the Signing Stockholders and the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;
          (c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the date hereof;
          (d) The Owners shall have received a certificate signed by each Signing Stockholder and by each of the Chief Executive Officer and Chief Financial Officer of the Company, each in form and substance reasonably satisfactory to the Owners, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(b) and 8.2(a)-(c) have been satisfied in all respects; provided that with respect to Section 8.2(a), the Chief Executive Officer and Chief Financial Officer of the Company shall only be required to certify as to the representations and warranties contained in Article V.
          (e) (i) if applicable, the waiting period under the HSR Act shall have expired or early termination shall have been granted and the Signing Stockholders, the Company or the Subsidiaries shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, (ii) the Signing Stockholders, the Company or the Subsidiaries shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Sections 4.3(b) and 5.3(b) hereof in a form satisfactory to the Owners and (iii) the Owners shall have obtained all consents, waivers and approvals referred to in Section 6.3(b);
          (f) the Signing Stockholders and the Company shall have obtained those consents listed on Schedule 8.2(f) in a form satisfactory to the Owners and copies thereof shall have been delivered to the Owners;
          (g) the Financing Condition shall have been met;
          (h) the Stockholder Representative and the Escrow Agent shall have entered into and executed the Escrow Agreement substantially in the form of Exhibit B hereto;
          (i) the Company shall have obtained the issuance, reissuance or transfer of all Permits required under Law for it to conduct the operation of its business as of the Closing Date;
          (j) the pre-closing transaction described in Schedule 7.19 shall have been completed by the Company;
          (k) the Company shall have sold, or entered into a binding agreement satisfactory in form and substance to the Owners to sell, all of the instruments that are or would be included within the “mortgage loans” line item on the Balance Sheet for not more than a 3% discount from their aggregate book value, or as otherwise approved by the Owners;

          (l) each of the Selling Stockholders shall have provided the Owners with a certificate of non-foreign status within the meaning of Treasury Regulation Section 1.1445-2(b);
          (m) the Owners shall have received evidence satisfactory to them that the outstanding loans from the Company to certain of the Company’s officers and employees have been repaid in full, including any interest due and payable, by such officers or employees;
          (n) The agreements governing the Options that will not be cashed out at Closing pursuant to Section 3.4(a)(i) shall be amended in a manner reasonably acceptable to the Owners so as to provide that, in connection with any change in control of the Company following the Closing, the Options subject thereto shall be subject to being cashed out at fair market value at the option of the Company; and
          (o) the Owners shall have received a Statement of Actuarial Opinion together with the related actuarial reports for LOTS Reassurance Company and CRC Reassurance Company as of December 31, 2006, prepared by third party experts and using methodologies and actuarial assumptions in each case consistent with similar actuarial reports regularly prepared for the Company’s domestic regulated insurance subsidiaries, showing, to the reasonable satisfaction of the Owners, that the policyholder liabilities and related items set forth on the Balance Sheet as of December 31, 2006:
     (i) Are computed in accordance with presently accepted actuarial standards consistently applied, and are fairly stated in accordance with sound actuarial principles;
     (ii) Meet the requirements of applicable Law;
     (iii) Make good and sufficient provision for all unmatured obligations of the company guaranteed under the terms of its policies; and
     (iv) Include provision in the aggregate for all actuarial reserves and related items that prudent business practice requires be established.
This Section 8.2(m) shall be deemed waived by the Owners twenty-one days after their receipt of such Statement of Actuarial Opinion and related actuarial reports unless they shall have notified the Company in writing before the end of the twenty-first day after such receipt that such opinion and reports were not reasonably satisfactory to the Owners.
          8.3 Conditions Precedent to Obligations of the Signing Stockholders and the Company. The obligations of the Signing Stockholders and the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Stockholder Representative and the Company in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of the Owners set forth in this Agreement qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materially shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
          (b) The Owners shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Owners on or prior to the Closing Date;
          (c) the waiting period under the HSR Act shall have expired or early termination shall have been granted and the Owners shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including those referred to in Section 6.3(b);
          (d) The Company and Stockholder Representative shall have received a certificate signed by a representative of the Owners, in form and substance satisfactory to the Stockholder Representative and the Company, to the effect that each of the conditions specified in Sections 8.3(a)-(c) have been satisfied in all respects.
          (e) The Owners and the Escrow Agent shall have entered into and executed the Escrow Agreement substantially in the form of Exhibit B.
          (f) The Escrow Amount shall have been deposited into the account designated by the Escrow Agent, and the remainder of the Merger Consideration shall have been deposited with the Paying Agent, in each case in cash by wire transfer of immediately available federal funds.
          8.4 None of the Company, the Signing Stockholders or the Owners may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.
ARTICLE IX
INDEMNIFICATION
          9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Signing Stockholder Document or Company Document shall survive the Closing and continue until 5:00 p.m., New York time, on the date which is eighteen (18) months after the Closing Date (the “Expiration Date”); provided, however, that the representations and warranties (a) of the Signing Stockholders set forth in Sections 4.1 (Organization), 4.2 (Authorization), 4.4 (Ownership), 4.6 (Financial Advisors), (b) of the Company in Sections 5.1 (Organization), 5.2 (Authorization), 5.4 (Capitalization), 5.5 (Subsidiaries) Sections 5.10 (Taxes), 5.15 (Employee Benefit Plans)and 5.28 (Financial Advisors) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) of the Owners set forth in Sections 6.1, (Organization), 6.2 (Authorization) and 6.6 (Brokers and Other Advisors) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof (in each case, the “Survival Period”); provided, however, that any obligations under Sections 9.2(a)(i) and 9.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 9.3(a) before the termination of the applicable Survival Period.
          9.2 Indemnification.
          (a) Subject to Sections 9.1, 9.4 and 9.6 hereof, the Company and the Signing Stockholders agree that the Owners, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Owners Indemnified Parties”) are entitled to indemnification from the Indemnity Escrow Account (as defined below) and the Selling Stockholders (severally, but not jointly) as provided in Section 9.5 herein, and are to be held harmless from and against, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):
     (i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Signing Stockholders or the Company in this Agreement or in any Signing Stockholder Document or Company Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;
     (ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Signing Stockholders;
     (iii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of (prior to the Closing) the Company under this Agreement or any Transaction Document; and
     (iv) equal to any Transaction Indebtedness in excess of $21.74 million and any Selling Stockholder Expenses not taken into account in determining the Per Share Price.
          (b) Subject to Sections 9.1 and 9.4, the Owners hereby agree to indemnify and hold the Signing Stockholders and their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Signing Stockholder Indemnified Parties”) harmless from and against, and pay to the applicable Signing Stockholder Indemnified Parties the amount of any and all Losses:
     (i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Owners in this Agreement to be true and correct in all respects at the date hereof and as of the Closing Date; and

     (ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Owners under this Agreement.
          (c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any Signing Stockholder Documents or Company Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. The Signing Stockholders waive all claims against the Company for any breach of any representations and warranties made by the Company herein or any breach prior to the Closing of any covenants made by the Company herein.
          9.3 Indemnification Procedures.
          (a) A claim for indemnification for any matter not involving a third party claim may be asserted prior to the expiration of the applicable Survival Period by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article IX so long as such notice is given prior to the expiration of the applicable Survival Period.
          (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 9.2 hereof (regardless of the limitations set forth in Section 9.4) (a “Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 9.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within five Business days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this

Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 9.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.
          (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party in accordance with Section 9.5.
          (d) The Stockholder Representative shall act for all Selling Stockholders and Signing Stockholders under this Article IX, other than with regards to a claim against a Signing Stockholder under Section 9.2(a)(ii), and shall be treated (solely for administrative purposes) as the indemnifying party for claim procedures set out in this Section 9.3 for claims for indemnification against the Indemnity Escrow Account and the Signing Stockholders.
          9.4 Limitations on Indemnification for Breaches of Representations and Warranties.
          (a) Neither the Signing Stockholders, the Selling Stockholders (including, in each case, indemnification through the Indemnity Escrow Account) nor the Owners shall be required to indemnify any Person under Section 9.2(a)(i) or Section 9.2(b)(i) hereof unless and only to the extent that the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $750,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay, subject to the Cap, the entire amount of all such Losses in excess of that amount, provided that the Basket limitation shall not apply to

Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 4.1 (Capitalization), 4.2 (Authorization), 4.4 (Ownership), 4.6 (Financial Advisors), 5.1 (Organization), 5.2 (Authorization), 5.4 (Capitalization), 5.10 (Taxes), 5.15 (Employee Benefit Plans), 5.27 (Financial Advisors), 6.1 (Organization), 6.2 (Authorization) and 6.6 (Brokers and Other Advisors).
          (b) Neither the Signing Stockholders, the Selling Stockholders (including, in each case, indemnification made through the Indemnity Escrow Account) nor the Owners shall be required to indemnify any Person under Section 9.2(a) or 9.2(b) for an aggregate amount of Losses exceeding $15,000,000 (the “Cap”); provided that there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations and warranties set forth in Sections 4.1 (Capitalization), 4.2 (Authorization), 4.4 (Ownership), 4.6 (Financial Advisors), 5.1 (Organization), 5.2 (Authorization), 5.4 (Capitalization), 5.10 (Taxes), 5.15 (Employee Benefit Plans), 5.27 (Financial Advisors), 6.1 (Organization), 6.2 (Authorization) and 6.6 (Brokers and Other Advisors).
          (c) For purposes of calculating Losses hereunder, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.
          (d) Neither the Selling Stockholders nor the Signing Stockholders shall have any right of contribution or other recourse against the Company or the Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors (except to the extent that such parties are Signing Stockholders) for any Third Party Claims asserted by the Owners Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Owners Indemnified Parties.
          9.5 Indemnity Escrow. On the Closing Date, the Owners shall, on behalf of the Selling Stockholders, pay to Escrow Agent in immediately available funds, to the account designated by the Escrow Agent (the “Indemnity Escrow Account”), the Escrow Amount, in accordance with the terms of this Agreement and the Escrow Agreement, and the Selling Stockholders will be deemed to have consented to the deposit with the Escrow Agent of the Escrow Amount without any act required on the part of any such stockholder. The portion of the Escrow Amount contributed on behalf of each holder of Company Common Stock shall be determined with reference to each such stockholder’s Pro Rata Escrow Basis. As used herein, “Pro Rata Escrow Basis” shall mean, as to any particular holder of Company Capital Stock, the quotient determined by dividing (A) the amount of cash consideration such stockholder is entitled to receive with respect to its Company Capital Stock pursuant to Section 3.1(c) by (B) the Merger Consideration. Any indemnification the Owners Indemnified Parties are entitled to pursuant to this Article IX shall be paid first, to the extent there are sufficient funds in the Indemnity Escrow Account (but subject to and in accordance with the terms of the Escrow Agreement), by release of funds to the Owners Indemnified Parties from the Indemnity Escrow Account by the Escrow Agent and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient or unavailable to pay any remaining sums due, then the Signing Stockholders shall be required to pay all of such additional sums due and owing to the Owners Indemnified Parties by wire transfer of immediately available funds within five Business Days after the date of such notice. Any such payments by the Signing Stockholders shall be on a pro rata basis with any Signing Stockholder’s pro rata portion being determined by the fraction where the numerator is the number of shares of Company Common Stock owned by that Signing Stockholder for which they are receiving the Per Share Price and the denominator is the total number of shares of Company Common Stock for which any Selling Stockholder received Per Share Price. On the Expiration Date, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay the Owners for any indemnification claim) to the Stockholder Representative, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the sum of (i) the amount of claims for indemnification under this Article IX asserted prior to such date but not yet resolved (“Unresolved Claims”) and (ii) the Debenture Cap in effect on the Expiration Date. The Indemnity Escrow Amount retained for Unresolved Claims shall be released to the Stockholder Representative by the Escrow Agent (to the extent not utilized to pay the Owners for any such claims resolved in favor of the Owners) upon their resolution in accordance with this Article IX and the terms of the Escrow Agreement. The Indemnity Escrow Amount retained with respect to Losses specified in Section 9.7 shall be released to the Stockholder Representative by the Escrow Agent (to the extent not utilized to pay the Owners for any such Losses) upon their resolution in accordance with this Article IX and the terms of the Escrow Agreement.
          9.6 Tax Matters.
          (a) Tax Indemnification. The Signing Stockholders hereby agree, jointly and severally, to be liable for and to indemnify and hold the Owners Indemnified Parties harmless from and against, and pay to the Owners Indemnified Parties the amount of any and all Losses in respect of (i) all Taxes of the Company and the Subsidiaries (or any predecessor thereof) (A) for any taxable period ending on or before the Closing Date, and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 9.6(c)), but only to the extent that any such Taxes are not included in the Company’s liability for Taxes in accordance with GAAP as of the Closing Date; (ii) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company or any Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of the Company or any Subsidiary (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law); (iii) the failure of any of the representations and warranties contained in Section 5.10 to be true and correct in all material respects or the failure of the Signing Stockholders or the Company (prior to Closing) to perform any covenant contained in this Agreement required by this Agreement to be performed by the Signing Stockholders or the Company (prior to Closing) with respect to Taxes; (iv) any failure by the Signing Stockholders to timely pay any and all Taxes required to be borne by the Signing Stockholders pursuant to Section 9.6(e); and (v) any Tax liability arising out of the triggering of an ELA as a result of the disposition of the stock of the Agency and the liquidation of the Plantation.
          (b) Filing of Tax Returns; Payment of Taxes.
     (i) The Company shall (and shall cause the Subsidiaries to) timely file

(including with timely extensions) all Tax Returns required to be filed by it on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax Returns shall be prepared in a manner consistent with prior practice and Tax elections. The Company shall provide the Owners with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for the Owners’ review and approval. The Company and the Owners shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Company and the Owners are unable to resolve any dispute with respect to such Tax Returns at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 9.6(f), which resolution shall be binding on the parties.
     (ii) Following the Closing, the Owners shall cause to be timely filed all Tax Returns with respect to pre-closing tax periods, including any Straddle Period required to be filed by the Company and the Subsidiaries after the Closing Date (including for any Straddle Period) and pay or cause to be paid all Taxes shown due thereon. The Owners shall provide the Stockholders Representative with copies of such completed Tax Returns at least twenty days prior to the due date for filing thereof, along with supporting workpapers, for the Owners’ review and approval. All Tax Returns shall be prepared and filed in a manner consistent with past practices and Tax elections. The Company and the Owners shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Company and the Owners are unable to resolve any dispute with respect to such Tax Returns at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 9.6(f), which resolution shall be binding on the parties.
          (c) Straddle Period Tax Allocation. The Company will, unless prohibited by applicable law, close the taxable period of the Company and the Subsidiaries as of the close of business on the Closing Date. If applicable law does not permit the Company or a Subsidiary to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a shall be allocated (i) to the Signing Stockholders for the period up to and including the close of business on the Closing Date, and (ii) to the Owners for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and the Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.
          (d) Tax Audits.
     (i) If notice of any Legal Proceeding with respect to Taxes of the Company or any of the Subsidiaries (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Section 9.6(a), the notified party shall promptly notify such other party in writing of such Tax Claim;

provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Section 9.6 except to the extent that the other party is actually prejudiced thereby.
     (ii) The Owners shall have the right, at the expense of the Signing Stockholders to the extent such Tax Claim is subject to indemnification by the Signing Stockholders pursuant to Section 9.6(a) hereof, to represent the interests of the Company and the Subsidiaries in any Tax Claim; provided, that with respect to a Tax Claim relating exclusively to taxable periods ending on or before the Closing Date, the Owners shall not settle such claim without the consent of the Stockholders Representative, which consent shall not be unreasonably withheld.
          (e) Transfer Taxes. The Signing Stockholders and the Company equally shall be liable for and shall pay (and shall indemnify and hold harmless the Owners Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.
          (f) Disputes. Any dispute as to any matter covered by this Section 9.6 shall be resolved by an independent accounting firm mutually acceptable to the Stockholders Representative and the Owners. The fees and expenses of such accounting firm shall be borne equally by the Signing Stockholders, on the one hand, and the Owners on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.
          (g) Time Limits. Any claim for indemnity under this Section 9.6 may be made at any time prior to ninety (90) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).
          (h) Exclusivity. The indemnification provided for in this Section 9.6 shall be the sole remedy for any claim in respect of Taxes, including any claim arising out of or relating to a breach of Section 5.10. In the event of a conflict between the provisions of this Section 9.6, on the one hand, and the provisions of Sections 9.1 through 9.4, on the other, the provisions of this Section 9.6 shall control. For the avoidance of doubt, payment of indemnification claims to the Owners Indemnified Parties pursuant to this Section 9.6 shall be made as provided in Section 9.5 herein.
          9.7 Producer Debenture Indemnity.
          (a) Subject to Section 9.7(b), the Owners Indemnified Parties shall be indemnified and held harmless out of the Indemnity Escrow Account and by the Signing Stockholders from and against, and shall be paid the principal amount of, any Producer Debentures that are not paid when due by the terms of such Producer Debentures (also referred to herein as “Losses”); provided, however, that the Owners Indemnified Parties shall not be entitled to indemnification under this Section 9.7 unless and only to the extent that the aggregate amount of Losses incurred by the Owners Indemnified Parties pursuant to this Section 9.7 exceeds $10,000 in the aggregate; and provided further, that the Owners Indemnified Parties shall not be entitled to indemnification pursuant to this Section 9.7 for an aggregate amount of Losses resulting from default under the Producer Debentures exceeding an amount equal to the aggregate outstanding principal of the Producer Debentures as of the Closing. As used herein, the aggregate outstanding principal of the Producer Debentures outstanding at any time is referred to herein as the “Debenture Cap”.
          (b) The right to indemnification by the Owners Indemnified Parties for any Producer Debenture shall continue until the date that is 24 months from the Closing Date provided that:
     (i) For any Producer Debenture that was first issued by the Company or was renewed or extended by the Company during the period beginning on October 15, 2006 and ending on the Closing Date, the right to indemnification by the Owners Indemnified Parties shall last until the later of (y) the date that is 24 months from the Closing Date and (z) the maturity date of such Producer Debenture as in effect on the Closing Date; and
     (ii) For any Producer Debenture with a scheduled maturity date ending prior to January 1, 2008 that, during the period from the Closing Date but prior to January 1, 2008, is either (y) extended or renewed by the Company on substantially the same terms (including any guaranties or security for such debenture) or (z) is replaced with a new debenture from the Company on substantially the same terms (including any guaranties or security for such debenture) in an amount equal to or less than the debenture it replaces, the right to indemnification by the Owners Indemnified Parties shall last until the date that is 24 months from the Closing Date; and
     (iii) For any Producer Debenture, the Company shall not, prior to payment in full, release any guaranties or other security with respect to such debenture.
          (c) Any payments to be made to the Owner Indemnified Parties pursuant to this Section 9.7 shall be made in accordance with Section 9.5 herein. Any amount recovered by the Owner Indemnified Parties from a defaulting Producer Debenture (or any guarantor of such Producer Debenture) for which indemnification is paid hereunder shall be refunded to the Indemnity Escrow Account while such account remains in place, and thereafter to the Stockholder Representative.
          (d) The Stockholder Representative shall be subrogated to the rights of the Company to have the right to recover against any producer who is party to a Producer Debenture (or any guarantor of such producer) who has breached the payment obligations of their Producer Debenture and therefore resulted in a claim pursuant to this Section 9.7.
          9.8 Tax Treatment of Indemnity Payments. The Signing Stockholders and the Owners agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article IX (including Section 9.6) is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).
          9.9 Exclusive Monetary Remedy. Other than with respect to fraudulent misrepresentation or fraud, the indemnification provisions and procedures contained in this Article IX shall constitute the sole and exclusive recourse and remedy of the parties following the Closing with respect to any monetary Losses resulting from, arising out of or in connection with any matters subject to indemnification under this Article IX. Accordingly, other than with respect to claims alleging fraudulent misrepresentation or fraud, no claim for any monetary Losses following the Closing arising under this Agreement shall be made by any of the parties except pursuant to the provisions of this Article IX. Notwithstanding the foregoing, nothing in this Section shall limit or otherwise affect any recourse or rights or remedy of the parties arising out of any nonfulfillment or breach of any covenant or agreement under this Agreement or any of the Schedules attached hereto required to be performed or complied with by a party after the Closing (and with it being understood that the representations and warranties in Articles IV, V and VI are not covenants or agreements required to be performed or complied with after the Closing).
ARTICLE X
TERMINATION
          10.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
          (a) At the election of the Stockholder Representative or the Owners on or after September 30, 2007(such date, as it may be extended under Section 10.2(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date (provided that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date), provided that the terminating party is not in material default of any of its obligations hereunder; and provided, further, that either the Owners or the Stockholder Representative shall have the option to extend, from time to time, the Termination Date for additional periods of time not to exceed 90 days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the conditions set forth in Section 7.4 and 7.5 have not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Body of competent jurisdiction shall be in effect and the Owners, the Company or the Signing Stockholders are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Body to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings.
          (b) by mutual written consent of the Stockholder Representative and the

Owners;
          (c) by written notice from the Owners to the Stockholder Representative that there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had a Material Adverse Effect, and such Material Adverse Effect has not been cured within ten (10) calendar days after such receipt by the Stockholder Representative of such notice;
          (d) by the Stockholder Representative or the Owners if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;
          (e) by the Owners if any Signing Stockholder or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Signing Stockholder or the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Stockholder Representative of notice of such breach from the Owners; or
          (f) by the Stockholder Representative if the Owners shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Owners shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Owners of notice of such breach from the Stockholder Representative.
          (g) by the Owners if the Company Stockholder Approval is not obtained by the sixtieth day following the date hereof, or if the Company holds a meeting of its Shareholders and the Company Stockholder Approval is not obtained at such meeting.
          10.2 Procedure Upon Termination. In the event of termination by the Owners or the Stockholder Representative, or both, pursuant to Section 10.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger hereunder shall be abandoned, without further action by the Owners, the Company or the Signing Stockholders.
          10.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Owners, any Signing Stockholder or the Company; provided, however, that the obligations of the parties set forth in this Section 10.3, Article XI, Section 7.7(c) and Section 7.9 hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 10.3 shall relieve the Owners, any Signing Stockholder or the Company of any liability for a willful breach of this Agreement prior to the effective date of termination.
ARTICLE XI
MISCELLANEOUS
          11.1 Expenses. If this Agreement does not Close for any reason, the Signing Stockholders and the Owners shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses not taken into account in Company Transaction Expenses; provided, however, that upon Closing the expenses of the Owners and the Selling Stockholder Expenses shall be reimbursed or paid by the Company.
          11.2 Stockholder Representative.
          (a) N.G. Houston, III, shall be and he hereby is appointed as agent and attorney-in-fact (the “Stockholder Representative”) for each Signing Stockholder as of the date hereof and for each other Selling Stockholder (except such stockholders, if any, as shall have perfected their appraisal rights under Georgia Law) as of the Effective Time, for and on behalf of such stockholders, as such stockholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such stockholder with respect to the transfer of such stockholder’s Shares to the Owners in accordance with the terms and provisions of this Agreement and to act on behalf of such stockholder in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:
     (i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Signing Stockholders to consummate the transactions contemplated by this Agreement;
     (ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Signing Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);
     (iii) to terminate this Agreement if the Signing Stockholders are entitled to do so;
     (iv) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration;
     (v) to make any decisions or agreements to make or acknowledge any indemnification payments of the Signing Stockholders or Selling Stockholders, except several obligations pursuant to Section 9.2(b)(ii); and
     (vi) to take all actions which under this Agreement may be taken by the Signing Stockholders or Selling Stockholders and to do or refrain from doing any further act or deed on behalf of the Signing Stockholder or Selling Stockholder which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Signing Stockholder or Selling Stockholder could do if personally present.
          (b) The Person serving as Stockholder Representative may be changed by the stockholders of the Company from time to time upon not less than thirty (30) days prior written notice to Owners; provided that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Amount agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the stockholders of the Company
          (c) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative in good faith, absent gross negligence. The stockholders of the Company on whose behalf the Escrow Amount was contributed to the Indemnity Escrow Account shall severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. The Stockholder Representative shall be entitled to recover such fees and expenses from any proceeds otherwise distributable to the Stockholder Representative or the Selling Stockholders out of the funds held pursuant to the Escrow Agreement.
          (d) A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all the stockholders for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Indemnity Escrow Account and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Owners may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each such stockholder of the Company. The Escrow Agent and Owners are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.
          11.3 Action by Owners. Any action to be taken by the Owners shall be taken after a vote of a majority of Acquirer of Surviving Corporation shares owned by all Owners and any such vote and action shall be binding on all the then outstanding Owners.

          11.4 Specific Performance. The parties hereto acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other parties hereto and that such other parties will not have an adequate remedy at law. Therefore, the obligations of the parties under this Agreement, including the Signing Stockholders’ obligation to sell the Shares to the Owners, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.
          11.5 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
          (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8.
          (c) THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          11.6 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Signing Stockholder Documents and the Owners Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
          11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state.
          11.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to the Company, to:
Life of the South Corporation
100 W. Bay St.
Jacksonville, FL 32202
Facsimile: (904) 354-4525
Attention: K. Ned Hamil, President and CEO
With a copy to:
Kilpatrick Stockton LLP
1100 Peachtree Street, NE
Suite 2800
Atlanta, GA 30309-4530
Facsimile: (404) 541-3121
Attention: W. Benjamin Barkley
If to any Signing Stockholder or the Stockholder Representative, to:
N. G. Houston, III
P.O. Box 925

Nashville, GA 31639
With a copy to:
Kilpatrick Stockton LLP
1100 Peachtree Street, NE
Suite 2800
Atlanta, GA 30309-4530
Facsimile: (404) 541-3121
Attention: W. Benjamin Barkley
If to the Owners, to:
c/o Summit Partners, LLC
222 Berkeley Street
18th Floor
Boston, MA 02116
Facsimile: (617) 824-1100
Attention: John Carroll
With a copy to:
Weil, Gotshal & Manges LLP
100 Federal Street
Boston, MA 02110-1848
Facsimile: (617) 772-8333
Attention: Steven M. Peck
          11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          11.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the Company, the Signing Stockholders or the Owners (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Owners may assign this Agreement and any or all rights or obligations hereunder (including the Owners’ rights to seek indemnification hereunder) to any Affiliate of the Owners, any Person from which it or its Affiliates has borrowed money or any Person to which the Owners or any of their Affiliates proposes to sell all or substantially all of the assets relating to the business. Upon any such permitted assignment, the references in this Agreement to the Owners shall also apply to any such assignee unless the context otherwise requires.
          11.11 Neither the Signing Shareholders nor the Company make any representations or warranties in this Agreement with respect to any projections, forecasts or forward-looking information provided to the Owners or Acquirer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE COMPANY DOCUMENT, THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY THE COMPANY PURSUANT TO SECTION 8.2, THE COMPANY AND THE SELLING SHAREHOLDERS DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. THE COMPANY AND THE SELLING SHAREHOLDERS DO NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER
          11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-A, L.P.
By:	Summit Partners PE VII, L.P.
Its General Partner

By:	Summit Partners PE VII, LLC
Its General Partner

By:	[ILLEGIBLE]
Member

SUMMIT PARTNERS PRIVATE EQUITY FUND VII-B, L.P.
By:	Summit Partners PE VII, L.P.
Its General Partner

By:	Summit Partners PE VII, LLC
Its General Partner

By:	[ILLEGIBLE]
Member

SUMMIT SUBORDINATED DEBT FUND III-A, L.P.
By:	Summit Partners SD III, L.P.
Its General Partner

By:	Summit Partners SD III, LLC,
Its General Partner

By:	[ILLEGIBLE]
Member

SUMMIT SUBORDINATED DEBT FUND III-B, L.P.
By:	Summit Partners SD III, L.P.
Its General Partner

By:	Summit Partners SD III, LLC,
Its General Partner

By:	[ILLEGIBLE]
Member

SUMMIT INVESTORS VI, L.P.
By:	Summit Partners VI (GP), L.P.
Its General Partner

By:	Summit Partners VI (GP), LLC
Its General Partner

By:	[ILLEGIBLE]
Member

LOS ACQUISITION CO.
By:	[ILLEGIBLE]
Name:
Title:

LIFE OF THE SOUTH CORPORATION
By:	/s/ Ned Hamil
	Name:	Ned Hamil
	Title:	President

SIGNATURE PAGES TO AGREEMENT AND PLAN OF MERGER
SIGNING STOCKHOLDERS

BENJAMIN R. BLANTON & VALLYE J. BLANTON, AS CO-TRUSTEES OF THE TRUST UNDER THE WILL OF LOUIE S. BLANTON
By:	/s/ Benjamin R. Blanton
Benjamin R. Blanton, Co-Trustee

By:	/s/ Vallye J. Blanton
Vallye J. Blanton, Co-Trustee

THE BLANTON FAMILY PARTNERSHIP
By:	/s/ Benjamin R. Blanton
/s/ Vallye J. Blanton
	Name:	Benjamin R. Blanton / Vallye J. Blanton
	Title:	General Partner / General Partner

/s/ W. Dale Bullard
W. DALE BULLARD

CITIGROUP GLOBAL MARKETS, IRA CUSTODIAN FOR WILLIAM DALE BULLARD, IRA
By:	/s/ W. Dale Bullard
Name:
Title:

SALOMON SMITH BARNEY INC. CUSTODIAN FOR WILLIAM DALE BULLARD
By:	/s/ W. Dale Bullard
Name:
Title:

SIGNATURE PAGES TO AGREEMENT AND PLAN OF MERGER
SIGNING STOCKHOLDER

/s/ James L. Dewar, Jr.
JAMES L. DEWAR, JR.

/s/ Ned Hamil
K. NED HAMIL

/s/ J. Paul Holmes, Jr.
J. PAUL HOLMES, JR.

RELIANCE TRUST CO. AS CUSTODIAN FBO J. PAUL HOLMES, JR.
By:	/s/ R. Packer Jackson
	Name:	R. Packer Jackson
	Title:	Vice President

TRUST U/A OF N.G. HOUSTON, III FOR ARTHUR ADAMS HOUSTON
By:	[ILLEGIBLE]
Name:
Title:

/s/ Arthur Adams Houston
ARTHUR ADAMS HOUSTON

/s/ Lillian P. Houston
LILLIAN P. HOUSTON

/s/ Mary Erneste Houston
MARY ERNESTE HOUSTON

2

SIGNATURE PAGES TO AGREEMENT AND PLAN OF MERGER
SIGNING STOCKHOLDER

/s/ N.G. Houston III
N.G. HOUSTON, III

SALOMON SMITH BARNEY INC., CUSTODIAN FOR N. G. HOUSTON, III
By:	[ILLEGIBLE]
Name:
Title:

TRUST U/A OF N.G. HOUSTON, III FOR NORMAN GEORGE HOUSTON, IV
By:	[ILLEGIBLE]
Name:
Title:

/s/ Norman George Houston, IV
NORMAN GEORGE HOUSTON, IV

TRUST U/A OF N.G. HOUSTON, III FOR PENELOPE LOWERY HOUSTON
By:	[ILLEGIBLE]
Name:
Title:

/s/ Penelope Lowery Houston
PENELOPE LOWERY HOUSTON

3

EDWARD JONES FBO PENNY HOUSTON
By:	[ILLEGIBLE]
Name:
Title:

4

SIGNATURE PAGES TO AGREEMENT AND PLAN OF MERGER
SIGNING STOCKHOLDER

/s/ Robert H. Hudson
ROBERT H. HUDSON

/s/ Larry Lee
LARRY LEE

/s/ John B. Prince, III
JOHN B. PRINCE, III

S.F.S.L.P.
By:	[ILLEGIBLE]
	Name:	Old Peachtree Estates, Inc.
	Title:	General Partner

/s/ Gary M. Simmons
GARY M. SIMMONS

/s/ Sue H. Tittle
SUE H. TITTLE

/s/ Loyd L. Shaw
LOYD L. SHAW

/s/ James S. Shaw
JAMES S. SHAW

5